Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180886

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
5.875% Series G Cumulative Redeemable Preferred Stock, $0.01 par value per share	10,350,000	$25.00	$258,750,000	$35,293.50(1)
Common Stock, $0.01 par value per share	7,795,620(2)

(1)	The filing fee of $35,293.50 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), and reflects the potential additional issuance of shares of 5.875% Series G Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “series G preferred stock”), pursuant to an over-allotment option. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-180886 filed by the registrant on April 23, 2012.
(2)	Represents the maximum number of shares of common stock that could be issuable upon conversion of the series G preferred stock based on the share cap, as described in the prospectus supplement, and assuming the full exercise of the over-allotment option. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee payable with respect to the shares of common stock issuable upon conversion of the series G preferred stock because no additional consideration will be received in connection with any conversion.

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED APRIL 23, 2012

9,000,000 Shares

5.875% Series G Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

We are offering 9,000,000 shares of our 5.875% series G cumulative redeemable preferred stock, par value $0.01 per share, which we refer to in this prospectus supplement as the series G preferred stock. We will pay cumulative dividends on the series G preferred stock from the date of original issue at a rate of 5.875% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $1.46875 per share). Dividends on the series G preferred stock will be payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on June 28, 2013. The series G preferred stock will rank on parity with our outstanding preferred stock and senior to our common stock with respect to dividend rights and rights upon our liquidation, dissolution or winding-up.

Generally, we are not allowed to redeem the series G preferred stock prior to April 9, 2018, except in limited circumstances to preserve our status as a real estate investment trust, or REIT, and pursuant to the special optional redemption provision described below. On or after April 9, 2018, we may, at our option, redeem the series G preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series G preferred stock up to but excluding the redemption date. In addition, upon the occurrence of a change of control, as a result of which neither our common stock, par value $0.01 per share, nor the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such securities) is listed on the New York Stock Exchange, or NYSE, the NYSE MKT LLC, or the NYSE MKT, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the series G preferred stock, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the series G preferred stock, the holders of series G preferred stock will not have the conversion right described below. The series G preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. Holders of shares of the series G preferred stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances.

Upon the occurrence of a change of control, as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) is listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on a successor exchange or quotation system, each holder of series G preferred stock will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem the series G preferred stock) to convert some or all of the series G preferred stock held by it into a number of shares of our common stock per share of series G preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series G preferred stock dividend payment and prior to the corresponding series G preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	0.7532, or the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including an ownership limit of 9.8% on the series G preferred stock.

No market currently exists for the series G preferred stock. We intend to file an application to list the series G preferred stock on the NYSE under the symbol “DLR Pr G”. If the application is approved, trading of the series G preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series G preferred stock.

An investment in our series G preferred stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 2 of the accompanying prospectus for certain risk factors relevant to an investment in the series G preferred stock.

	Price to Public(1)	Underwriting Discount	Proceeds to Us, before expenses(1)(2)
Per Share	$25.0000	$0.7875	$24.2125
Total	$225,000,000	$7,087,500	$217,912,500

(1)	Plus accrued dividends, if any, from the original date of issue.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.

We have granted the underwriters an option to purchase up to an additional 1,350,000 shares of the series G preferred stock within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver shares of the series G preferred stock through The Depository Trust Company on or about April 9, 2013, which is the fifth business day following the pricing of this offering.

Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Co Lead Managers

Citigroup	Credit Suisse	Deutsche Bank Securities	J.P. Morgan	Raymond James

RBC Capital Markets	Stifel

Co-Managers

HSBC	Mitsubishi UFJ Securities	Scotiabank	US Bancorp

The date of this prospectus supplement is April 2, 2013.

PROSPECTUS SUPPLEMENT

S-i

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our,” “the company” or “our company” refer to Digital Realty Trust, Inc. together with our consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which we are the sole general partner and which we refer to in this prospectus supplement as our operating partnership.

“Turn-Key FlexSM,” “Powered Base Buildings®,” “POD Architecture®” and “Critical Facilities Management®” are trademarks or service marks, as applicable, of our company. All other trademarks or trade names appearing in this prospectus supplement are the property of their respective owners.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any authorized “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. The descriptions set forth in this prospectus supplement replace and supplement, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

The distribution of this prospectus supplement, the accompanying prospectus and any authorized “free writing prospectus” and the offering of the series G preferred stock in certain jurisdictions may be restricted by law. If you possess this prospectus supplement, the accompanying prospectus or any authorized “free writing prospectus”, you should find out about and observe these restrictions. This prospectus supplement, the accompanying prospectus and any authorized “free writing prospectus” are not an offer to sell the series G preferred stock and are not soliciting an offer to buy the series G preferred stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

Digital Realty Trust Inc.

Overview

We own, acquire, develop and manage technology-related real estate. As of December 31, 2012, we owned 117 properties, excluding three properties held as investments in unconsolidated joint ventures and developable land, of which 92 are located throughout North America, 21 are located in Europe, three are located in Australia and one is located in Asia. Our portfolio is diversified in major markets where corporate data center and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the United States, Amsterdam, Dublin, London and Paris markets in Europe and Singapore, Sydney and Melbourne markets in the Asia Pacific region. The portfolio consists of Internet gateway and corporate data center properties, technology manufacturing properties and regional or national offices of technology companies. We operate as a REIT for federal income tax purposes and our operating partnership is the entity through which we conduct our business and own our assets.

As of December 31, 2012, our properties contained a total of approximately 21.9 million net rentable square feet, including approximately 2.4 million square feet of space held for development. As of December 31, 2012, our portfolio, excluding space held for development, was approximately 94.4% leased at an average annualized rent per occupied square foot of $55.51.

Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number at that location is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

On January 18, 2013, Digital Stout Holding, LLC, a wholly-owned subsidiary of our operating partnership, issued £400.0 million (or approximately $634.8 million based on the January 18, 2013 exchange rate of £1.00 to $1.59) aggregate principal amount of its 4.250% Guaranteed Notes due 2025, or the 2025 notes. The 2025 notes are senior unsecured obligations of Digital Stout Holding, LLC and are fully and unconditionally guaranteed by us and our operating partnership. Interest on the 2025 notes is payable semiannually in arrears at a rate of 4.250% per annum. We have used and intend to use the net proceeds from the offering of the 2025 notes to temporarily repay borrowings under our global revolving credit facility, to acquire additional properties, to fund development opportunities, for general working capital purposes or a combination of the foregoing.

On January 31, 2013, we completed the acquisition of two properties for an aggregate purchase price of $32.5 million. One property is a 61,750 square foot data center and is located in the Dallas metropolitan area. The other property consists of three buildings totaling approximately 245,000 square feet and is located in the Phoenix metropolitan area. Two of the buildings are non-technical single tenant sale-leasebacks and the third building will be developed. The acquisitions were financed with borrowings under our global revolving credit facility.

Effective February 26, 2013, we converted all outstanding shares of our series D cumulative convertible preferred stock, or the series D preferred stock, into shares of our common stock in accordance with the terms of the series D preferred stock. Each share of series D preferred stock was converted into 0.6360 shares of our common stock.

On March 11, 2013, we made an investment of $12.5 million in a data center, network and IT services company in Mexico. This investment represents our entrance into the Mexican market. The investment was financed with borrowings under our global revolving credit facility.

On March 12, 2013, we completed the acquisition of a 120,000 square foot data center development property for C$8.65 million (or approximately $8.4 million based on the March 12, 2013 exchange rate of $1.00 to C$1.03). The property is located in the Toronto metropolitan area. The acquisition was financed with borrowings under our global revolving credit facility.

On March 27, 2013, we completed the acquisition of a 329,000 square foot data center for $37 million. The property is located in the Minneapolis metropolitan area and is structured as a sale-leaseback transaction. The acquisition was financed with borrowings under our global revolving credit facility.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•

High-Quality Portfolio that is Difficult to Replicate. Our portfolio contains state-of-the-art data center facilities with extensive tenant improvements. Based on current market rents and the estimated replacement costs of our properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Our portfolio of corporate and Internet gateway data center facilities is equipped to meet the power and cooling requirements for the most demanding corporate IT applications. Many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

•

Presence in Key Markets. Our portfolio is located in 32 metropolitan areas, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, London and Paris markets in Europe and the Singapore, Sydney and Melbourne markets in the Asia Pacific region, and is diversified so that no one market represented more than 12.1% of the aggregate annualized rent of our portfolio as of December 31, 2012.

•

Proven Experience Executing New Leases. We have considerable experience in identifying and leasing to new tenants. The combination of our specialized data center leasing team and customer referrals continues to provide a robust pipeline of new tenants. During the year ended December 31, 2012, we commenced new leases totaling approximately 1.0 million square feet, which represent approximately $134.9 million in annualized GAAP rent. These leases were comprised of Powered Base Buildings®, Turn-Key FlexSM, Custom Solutions (formerly referred to as Build-to-Suit) and ancillary office and other uses.

•

Demonstrated Acquisition Capability. As of December 31, 2012, our portfolio consisted of 117 technology-related real estate properties, excluding three properties held as investments in unconsolidated joint ventures and developable land, for an aggregate of 21.9 million net rentable square feet, including approximately 2.4 million square feet of space held for development. We have developed detailed, standardized procedures for evaluating acquisitions, including income producing assets and vacant properties suitable for development, to ensure that they meet our financial, technical and other criteria. These procedures and our in-depth knowledge of the technology and data center industries allow us to identify strategically located properties and evaluate investment opportunities efficiently and, as appropriate, commit and close quickly. Our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate enables us to capitalize on acquisition opportunities. As a result, we acquired a substantial portion of our properties before they were broadly marketed by real estate brokers.

•

Flexible Data Center Solutions. We provide flexible, customer oriented solutions designed to meet the needs of technology and corporate data center users, including Turn-Key FlexSM, Powered Base Building® and Custom Solutions options. Our Turn-Key FlexSM data centers are move-in ready, physically secure facilities with the power and cooling capabilities to support mission-critical IT enterprise applications. We believe our Turn-Key FlexSM facilities are effective solutions for tenants that lack the expertise, capital budget or desire to provide their own extensive data center infrastructure, management and security. For tenants that possess the ability to build and operate their own facility, our Powered Base Building® solution provides the physical location, required power and network access necessary to support a state-of-the-art data center. Our in-house engineering and design and construction professionals can also provide tenants with our Custom Solutions product to meet their unique specifications. Our Critical Facilities Management® services and team of technical engineers and data center operations experts provide 24/7 support for these mission-critical facilities.

•

Differentiating Development Advantages. Our extensive development activity, operating scale and process-based approach to data center design, construction and operations result in significant cost savings and added value for our tenants. We have leveraged our purchasing power by securing global purchasing agreements and developing relationships with major equipment manufacturers, reducing costs and shortening delivery timeframes on key components, including major mechanical and electrical equipment. Utilizing our innovative modular data center design referred to as POD Architecture®, we deliver what we believe to be a technically superior data center environment at significant cost savings. In addition, by utilizing our POD Architecture® to develop new Turn-Key FlexSM facilities in our existing Powered Base Building® facilities, on average we are able to deliver a fully commissioned facility in just under 30 weeks. Finally, our access to capital allows us to provide data center solutions for tenants that do not want to invest their own capital.

•

Diverse Tenant Base Across a Variety of Industry Sectors. We use our in-depth knowledge of the requirements and trends for Internet and data communications and corporate data center users to market our properties to domestic and international tenants with specific technology needs. At December 31, 2012, we had 595 tenants across a variety of industry sectors, ranging from information technology and Internet enterprises to financial services, energy and manufacturing companies. Our largest tenant, comprised of subsidiaries of CenturyLink, Inc., accounted for approximately 9.1% of the aggregate annualized rent of our portfolio as of December 31, 2012 and no other single tenant accounted for more than approximately 4% of the aggregate annualized rent of our portfolio.

•

Experienced and Committed Management Team and Organization. Our senior management team has an average of over 30 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. At December 31, 2012, our senior management team and directors collectively owned common equity interests in our company of approximately 0.5%, which aligns their interests with those of our stockholders.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings and funds from operations per share and unit and to maximize cash flow and returns to our stockholders and our operating partnership’s unitholders, including through the payment of distributions. Our business strategies to achieve these objectives are:

•

Achieve Superior Returns on Development Inventory. At December 31, 2012, we had approximately 2.4 million square feet of space held for development. At December 31, 2012, approximately 1,372,000 square feet was under construction for Turn-Key FlexSM, Powered Base

Building® and Custom Solutions products, all of which are expected to be income producing when complete in 10 U.S. markets, one European market and one Australian market, consisting of approximately 413,000 square feet of space under development projects and approximately 959,000 square feet of land under development projects. We will continue to build-out our development portfolio when justified by anticipated returns.

•

Capitalize on Acquisition Opportunities. We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with corporate information technology groups, technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding. Furthermore, the specialized nature of technology-related real estate makes it more difficult for traditional real estate investors to understand, which results in reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

•

Access and Use Capital Efficiently. We believe we can increase stockholder returns by effectively accessing and deploying capital. Since our initial public offering in 2004, our company has raised approximately $11.8 billion of capital through common, preferred and convertible preferred equity offerings, exchangeable debt offerings, non-exchangeable bond offerings, our global revolving credit facility, our term loan facility, the Amended and Restated Note Purchase and Private Shelf Agreement dated November 3, 2011, which we refer to as our Prudential shelf facility, among Prudential Investment Management, Inc., us, certain of our subsidiaries and the purchasers set forth therein, secured mortgage financings and refinancings and sales of non-core assets. We will endeavor to maintain financial flexibility while using our liquidity and access to capital to support operations, including our acquisition, leasing and development programs, which are important sources of our growth.

•

Maximize the Cash Flow of Our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout that may result in higher rents when leased to tenants seeking these improvements. We control our costs by negotiating expense pass-through provisions in tenant leases for operating expenses, including power costs and certain capital expenditures. Leases covering approximately 72% of the leased net rentable square feet in our portfolio as of December 31, 2012 required tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses.

•

Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional corporate enterprise information technology groups and technology-intensive companies to identify and comprehensively respond to their real estate needs. Our company’s leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding corporate data center and other technology tenants.

THE OFFERING

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of the series G preferred stock, see “Description of the Series G Preferred Stock” in this prospectus supplement.

Issuer	Digital Realty Trust, Inc., a Maryland corporation.

Securities Offered	9,000,000 shares of our 5.875% series G cumulative redeemable preferred stock (plus up to an additional 1,350,000 shares if the underwriters’ over-allotment option is exercised in full). We reserve the right to reopen this series and issue additional shares of series G preferred stock either through public or private sales at any time and from time to time.

Ranking	The series G preferred stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series G preferred stock;

•

on parity with any class or series of our capital stock expressly designated as ranking on parity with the series G preferred stock, including our 7.000% series E cumulative redeemable preferred stock, or series E preferred stock, and our 6.625% series F cumulative redeemable preferred stock, or series F preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the series G preferred stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the series G preferred stock. The series G preferred stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends	Holders of shares of the series G preferred stock will be entitled to receive cumulative cash dividends on the series G preferred stock from, and including, the date of original issue, payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on June 28, 2013, at the rate of 5.875% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $1.46875 per share). The first dividend payable on the series G preferred stock on June 28, 2013 will be a pro rata dividend from, and including, the original issue date to, and including, June 30, 2013 in the amount of $0.33455 per share. Dividends on the series G preferred stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized or declared.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of shares of the series G preferred stock will have the right to receive $25.00 per share of the series G preferred stock, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the series G preferred stock as to liquidation rights. We may only issue equity securities ranking senior to the series G preferred stock with respect to dividend rights and rights upon our liquidation, dissolution and winding-up if we obtain the affirmative vote of the holders of at least two-thirds of the outstanding series G preferred stock together with each other class or series of preferred stock ranking on parity with the series G preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. The rights of holders of shares of the series G preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the series G preferred stock as to liquidation, including the series E preferred stock and series F preferred stock, and junior to the rights of any class or series of our capital stock expressly designated as ranking senior to the series G preferred stock.

Optional Redemption	We may not redeem the series G preferred stock prior to April 9, 2018, except in limited circumstances to preserve our status as a REIT, as described in “Description of the Series G Preferred Stock—Optional Redemption” in this prospectus supplement and pursuant to the special optional redemption provision described below. On and after April 9, 2018, the series G preferred stock will be redeemable at our option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption	Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the series G preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise any of our redemption rights relating to the series G preferred stock (whether our optional redemption right or our special optional redemption right), the holders of series G preferred stock will not have the conversion right described below with respect to the shares called for redemption.

A “Change of Control” is when, after the original issuance of the series G preferred stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities

Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights	Upon the occurrence of a Change of Control, each holder of series G preferred stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series G preferred stock) to convert some or all of the series G preferred stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of series G preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series G preferred stock dividend payment and prior to the corresponding series G preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•	0.7532 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of series G preferred stock will not have any right to convert the shares of series G preferred stock selected for redemption in connection with the Change of Control Conversion Right and any shares of series G preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series G Preferred Stock—Conversion Rights.”

Except as provided above in connection with a Change of Control, the series G preferred stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption	The series G preferred stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem the series G preferred stock. Accordingly, the series G preferred stock will remain outstanding indefinitely unless we decide to redeem the shares at our option or, under circumstances where the holders of the series G preferred stock have a conversion right, such holders decide to convert the series G preferred stock into our common stock.

Limited Voting Rights	Holders of shares of the series G preferred stock will generally have no voting rights. However, if we are in arrears on dividends on the series G preferred stock for six or more quarterly periods, whether or not consecutive, holders of shares of the series G preferred stock (voting separately as a class together with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the series E preferred stock and the series F preferred stock) will be entitled to vote at a special meeting called upon the request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends with respect to the series G preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series G preferred stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the series G preferred stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up (voting together as a single class) is required for us to authorize or issue any class or series of stock ranking senior to the series G preferred stock or to amend any provision of our charter so as to materially and adversely affect the terms of the series G preferred stock. If the proposed charter amendments would materially and adversely affect the rights, preferences, privileges or voting powers of the series G preferred stock disproportionately relative to other classes or series of preferred stock ranking on parity with the series G preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series G preferred stock, voting separately as a class, is also required.

Listing	We intend to file an application to list the series G preferred stock on the NYSE under the symbol “DLR Pr G”. We will use commercially reasonable efforts to have the listing application for the series G preferred stock approved. If the application is approved, trading of the series G preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series G preferred stock. The underwriters have advised us that they intend to make a market in the series G preferred stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and we cannot assure you that a market for the series G preferred stock will develop or be maintained prior or subsequent to commencement of trading on the NYSE.

Restrictions on Ownership and Transfer	For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the transfer of our capital stock, which includes the series G preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of any taxable year. In order to assist us in meeting these requirements, no person or entity may own, or be deemed to own by virtue of the constructive ownership rules of the Code, subject to limited exceptions, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of the series G preferred stock or more than 9.8% in value of our outstanding capital stock.

Use of Proceeds	We expect that the net proceeds from the series G preferred stock offering will be approximately $217.3 million (or approximately $250.0 million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discount and other estimated expenses payable by us. We intend to contribute the net proceeds from this offering to our operating partnership, which will subsequently use the net proceeds from the offering to temporarily repay borrowings under our global revolving credit facility, to acquire additional properties, to fund development opportunities, for general corporate purposes, including potentially for the repurchase, redemption or retirement of outstanding debt or preferred equity securities, or a combination of the foregoing. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	As described in “Use of Proceeds,” we may use a portion of the net proceeds from this offering to reduce amounts outstanding under our global revolving credit facility. Affiliates of certain of the underwriters are lenders under our global revolving credit facility and will receive a pro rata portion of the net proceeds from this offering to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting (Conflicts of Interest).”

Transfer Agent	The transfer agent and registrar for our preferred stock is American Stock Transfer & Trust Company, LLC.

Settlement Date	Delivery of the shares of series G preferred stock will be made against payment therefor on or about April 9, 2013, which is the fifth business day following the pricing of this offering.

Risk Factors	An investment in the series G preferred stock involves various risks, and before making a decision to invest in the series G preferred stock, prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, page 2 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

In addition to other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and incorporated by reference to our Combined Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our subsequent filings under the Exchange Act that are incorporated by reference herein in evaluating our company, our properties and our business before making a decision to invest in the series G preferred stock. These risks are not the only ones faced by us. Additional risks not presently known to us or that we currently deem immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of the series G preferred stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference. Please refer to the section entitled “Forward-Looking Statements” in this prospectus supplement.

Risks Related to this Offering

The series G preferred stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

The shares of series G preferred stock are a new issue of securities with no established trading market. Because the series G preferred stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We intend to file an application to list the series G preferred stock on the NYSE under the symbol “DLR Pr G”. If the NYSE approves our application, however, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of series G preferred stock will be limited.

We have been advised by the underwriters that they intend to make a market in the shares of the series G preferred stock prior to the commencement of trading on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The series G preferred stock will be rated below investment grade by two of the three rating agencies that currently cover our securities.

The series G preferred stock will not be rated investment grade by two of the three rating agencies that currently cover our securities and will be subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage of or deteriorating outlooks for an issuer, or volatile markets, could lead to significant deterioration in market prices of below-investment grade rated securities.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the series G preferred stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the series G preferred stock may not reflect all risks related to our company and our business, or the structure or market value of the series G preferred stock.

Market interest rates and other factors may affect the value of the series G preferred stock and our common stock.

One of the factors that will influence the prices of the series G preferred stock and our common stock will be the dividend yield on the series G preferred stock and our common stock relative to market interest rates. An increase in market interest rates could cause the market prices of the series G preferred stock and our common stock to go down. The trading prices of the shares of the series G preferred stock and our common stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions or conditions in the financial or real estate markets; and

•	our financial condition, performance and prospects.

In addition, over the last several years, prices of equity securities in the U.S. trading markets have been experiencing extreme price fluctuations, and the market prices of our common stock and preferred stock have also fluctuated significantly during this period. As a result of these and other factors, investors who purchase the series G preferred stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the series G preferred stock, including decreases unrelated to our operating performance or prospects. Likewise, in the event that the series G preferred stock becomes convertible upon a Change of Control and is converted into our common stock, holders of our common stock issued on conversion may experience a similar decrease, which also could be substantial and rapid, in the market price of our common stock.

Our global revolving credit facility, Prudential shelf facility and term loan facility may limit our ability to pay distributions to the holders of the series G preferred stock.

Our global revolving credit facility, Prudential shelf facility and term loan facility prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of our capital stock, including the series G preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances including as necessary to enable us to maintain our qualification as a REIT and to avoid the payment of income or excise tax. Consequently, after the occurrence and during the continuance of an event of default under our global revolving credit facility, Prudential shelf facility or term loan facility, we may not be able to pay all or a portion of the dividends payable to the holders of the series G preferred stock or redeem all or a portion of the series G preferred stock. In addition, in the event of a default under our global revolving credit facility, Prudential shelf facility or term loan facility, we would be unable to borrow under such facilities and any amounts we have borrowed thereunder could become immediately due and payable. The agreements governing our future debt instruments may also include restrictions on our ability to pay dividends to holders or make redemptions or repurchases of the series G preferred stock.

Shares of the series G preferred stock are subordinated to existing and future debt and your interests could be diluted by the issuance of additional preferred stock, including additional shares of the series G preferred stock, and by other transactions.

As of December 31, 2012, our total consolidated indebtedness was approximately $4.3 billion, and we may incur significant additional debt to finance future acquisition and development activities. Payment of accrued dividends on the series G preferred stock will be subordinated to all of our existing and future debt and will be structurally subordinate to the obligations of our subsidiaries. In addition, we may issue additional shares of series G preferred stock or shares of another class or series of preferred stock ranking on parity with (or, upon the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of series G preferred stock together with each other class or series of preferred stock ranking on parity with the series G preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, senior to) the series G preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. Other than the conversion right afforded to holders of series G preferred stock upon the occurrence of a Change of Control as described under “Description of the Series G Preferred Stock—Conversion Rights” and other than the limited voting rights as described under “Description of the Series G Preferred Stock—Limited Voting Rights” below, none of the provisions relating to the series G preferred stock relate to or limit our indebtedness or afford the holders of the series G preferred stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the series G preferred stock. These factors may affect the trading price of the series G preferred stock.

As a holder of series G preferred stock you have extremely limited voting rights.

Your voting rights as a holder of series G preferred stock will be limited. Shares of our common stock are currently the only class of our stock carrying full voting rights. Voting rights for holders of series G preferred stock exist primarily with respect to material and adverse changes in the terms of the series G preferred stock, the creation of additional classes or series of preferred stock that are senior to the series G preferred stock and our failure to pay dividends on the series G preferred stock. See “Description of the Series G Preferred Stock—Limited Voting Rights”.

The Change of Control conversion feature may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon the occurrence of a Change of Control, holders of the series G preferred stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series G preferred stock) to convert some or all of their series G preferred stock into shares of our common stock (or equivalent value of alternative consideration). See “Description of the Series G Preferred Stock—Conversion Rights.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of series G preferred stock converted. If the Common Stock Price is less than $33.19 (which is approximately 50% of the per-share closing sale price of our common stock reported on the NYSE on April 2, 2013), subject to adjustment, the holders will receive a maximum of 0.7532 shares of our common stock per share of series G preferred stock, which may result in a holder receiving a value that is less than the liquidation preference of the series G preferred stock. In addition, the Change of Control conversion feature of the series G preferred stock may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring or preventing certain change of control transactions of our company under circumstances that otherwise could provide the holders of our common stock and series G preferred stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

The articles supplementary establishing the terms of the series G preferred stock will contain restrictions upon ownership and transfer of the series G preferred stock.

The articles supplementary establishing the terms of the series G preferred stock will contain restrictions on ownership and transfer of the series G preferred stock intended to assist us in maintaining our status as a REIT for United States federal income tax purposes. For example, the terms of the series G preferred stock will restrict any person from acquiring actual or constructive ownership of more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our series G preferred stock and 9.8% (by value) of our outstanding capital stock. See “Description of the Series G Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement. You should consider these ownership limitations prior to your purchase of the series G preferred stock. In addition, the articles supplementary will provide that, notwithstanding any other provision of the series G preferred stock, no holder of series G preferred stock will be entitled to convert such stock into our common stock to the extent that receipt of our common stock would cause the holder to exceed the ownership limitations contained in our charter, which may limit your ability to convert the series G preferred stock into our common stock upon a Change of Control. These ownership restrictions could also have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of the company, which could adversely affect the market price of the series G preferred stock.

If our common stock is delisted, your ability to transfer or sell your shares of the series G preferred stock may be limited and the market value of the series G preferred stock will be materially adversely affected.

Other than in connection with certain change of control transactions, the series G preferred stock does not contain provisions that protect you if our common stock is delisted. Since the series G preferred stock has no stated maturity date, you may be forced to hold your shares of the series G preferred stock and receive stated dividends on the stock when, as and if authorized by our board of directors and declared by us with no assurance as to ever receiving the liquidation preference. In addition, if our common stock is delisted, it is likely that the series G preferred stock will be delisted as well. Accordingly, if our common stock is delisted, your ability to transfer or sell your shares of the series G preferred stock may be limited and the market value of the series G preferred stock will be materially adversely affected.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the series G preferred stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the series G preferred stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred stock then outstanding, if any, with preferences senior to those of the series G preferred stock.

Dividends on the series G preferred stock do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, including the dividends on our series G preferred stock, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect our taxation or the dividends payable by us, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive an investment in us to be relatively less attractive than an investment in the stock of a non-REIT corporation that pays dividends, which could materially and adversely affect the value of the shares of, and per share trading price of, our capital stock, including the series G preferred stock.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our expected use of the net proceeds from this offering, capital resources, portfolio performance including our ability to lease vacant space and space under development, leverage policy, rent to be received in future periods, supply and demand, and acquisition and capital expenditure plans contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	increased interest rates and operating costs;

•

risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to successfully integrate and operate acquired or developed properties or businesses;

•	the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development of properties;

•	decreased rental rates or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and space held for development;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	our failure to maintain our status as a REIT for federal income tax purposes;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	losses in excess of our insurance coverage;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. Except as required by law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. The risks included here are not exhaustive, and additional factors could adversely affect our business and financial performance, including factors and risks included in other sections of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. Those risks continue to be relevant to our performance and financial condition. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our Combined Annual Report on Form 10-K for the year ended December 31, 2012, as may be updated by subsequent filings with the SEC that are incorporated by reference herein and therein.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $217.3 million (or approximately $250.0 million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discount and other estimated expenses payable by us.

We intend to contribute the net proceeds of this offering to our operating partnership, which will subsequently use the net proceeds received from us to temporarily repay borrowings under our global revolving credit facility, to acquire additional properties, to fund development opportunities, for general corporate purposes, including potentially for the repurchase, redemption or retirement of outstanding debt or preferred equity securities, or a combination of the foregoing. As of March 27, 2013, our global revolving credit facility had total outstanding borrowings, excluding committed letters of credit, of $546.4 million. As of March 27, 2013, borrowings under our global revolving credit facility bore interest at a blended rate of 1.46% (U.S.), 1.37% (Euros), 1.56% (Singapore Dollars), 4.32% (Australian Dollars), 1.46% (Hong Kong Dollars) and 2.30% (Canadian Dollars), which are based on 1-month LIBOR, 1-month EURIBOR, 1-month SIBOR, and 1-month BBR, 1-month HIBOR and 1-month Canadian LIBOR, respectively, plus a margin of 1.25%. We have used and intend to use available borrowings under the global revolving credit facility to acquire additional properties, fund development opportunities and to provide for working capital and other general corporate purposes, including potentially for the repurchase, redemption or retirement of outstanding debt and preferred equity securities.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. are lenders, an affiliate of Citigroup Global Markets Inc. is the administrative agent, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are joint lead arrangers and joint book running managers, affiliates of Citigroup Global Markets Inc. are issuing banks and swing line banks, affiliates of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are co-documentation agents and affiliates of HSBC Securities (USA) Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. are senior managing agents under our global revolving credit facility. As described above, we may use a portion of the net proceeds of this offering to repay borrowings outstanding under our global revolving credit facility, and such affiliates of the underwriters therefore may receive more than 5% of the net proceeds from this offering through the repayment of those borrowings.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated are as follows:

	Year ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	2.07	1.85	1.64	1.82	1.58
Ratio of earnings to fixed charges and preferred stock dividends	1.71	1.61	1.31	1.29	1.09

Our ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Our ratios of earnings to fixed charges and preferred dividends are computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred stock dividends” consist of the amount of pre-tax earnings required to pay dividends on the series A cumulative redeemable preferred stock (which was redeemed on August 24, 2010), series B cumulative redeemable preferred stock (which was redeemed on December 10, 2010), series C cumulative convertible preferred stock (which was converted on April 17, 2012), series D preferred stock (which was converted on February 26, 2013), series E preferred stock and series F preferred stock.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of the series G preferred stock and the use of the net proceeds from such sale, after deducting the underwriting discount and other estimated expenses payable by us, assuming such net proceeds are used to temporarily repay borrowings under our global revolving credit facility. See “Use of Proceeds.”

This information should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and schedules and the notes to our financial statements included in our and our operating partnership’s Combined Annual Report on Form 10-K for the year ended December 31, 2012.

	As of December 31, 2012
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
Debt:
Global revolving credit facility(1)	$723,729	$506,404
Unsecured term loan	757,839	757,839
Unsecured senior notes, net of discount(2)	1,738,221	1,738,221
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	792,376	792,376

Equity:
Stockholders’ equity:
Preferred stock: $0.01 par value per share, 30,000,000 shares authorized:
5.500% series D cumulative convertible preferred stock, $123,413 liquidation preference ($25.00 per share), 4,936,505 shares issued and outstanding on an actual and as adjusted basis(3)	119,348	119,348
7.000% series E cumulative redeemable preferred stock, $287,500 liquidation preference ($25.00 per share), 11,500,000 shares issued and outstanding on an actual and as adjusted basis	277,172	277,172
6.625% series F cumulative redeemable preferred stock, $182,500 liquidation preference ($25.00 per share), 7,300,000 shares issued and outstanding on an actual and as adjusted basis	176,191	176,191
5.875% series G cumulative redeemable preferred stock, $25.00 liquidation preference ($25.00 per share), 0 and 9,000,000 shares issued and outstanding on an actual and as adjusted basis, respectively(4)	—	217,325
Common stock, $0.01 par value per share, 165,000,000 shares authorized, 125,140,783 shares issued and outstanding on an actual and as adjusted basis	1,247	1,247
Additional paid-in capital	3,562,642	3,562,642
Accumulated dividends in excess of earnings	(656,104)	(656,104)
Accumulated other comprehensive loss, net	(12,191)	(12,191)

Total stockholders’ equity	3,468,305	3,685,630
Noncontrolling interests:
Noncontrolling interests in operating partnership	24,135	24,135
Noncontrolling interests in consolidated joint ventures	5,944	5,944

Total noncontrolling interests	30,079	30,079

Total Capitalization	$7,776,949	$7,776,949

(1)	As of March 27, 2013, our global revolving credit facility had total outstanding borrowings, excluding committed letters of credit, of $546.4 million. As of March 27, 2013, borrowings under our global revolving credit facility bore interest at a blended rate of 1.46% (U.S.), 1.37% (Euros), 1.56% (Singapore Dollars), 4.32% (Australian Dollars), 1.46% (Hong Kong Dollars) and 2.30% (Canadian Dollars), which are based on 1-month LIBOR, 1-month EURIBOR, 1-month SIBOR, and 1-month BBR, 1-month HIBOR and 1-month Canadian LIBOR, respectively, plus a margin of 1.25%.
(2)	Does not include the £400.0 million (or approximately $634.8 million based on the January 18, 2013 exchange rate of £1.00 to $1.59) aggregate principal amount of 2025 Notes issued on January 18, 2013 by Digital Stout Holding, LLC, a wholly-owned subsidiary of our operating partnership, which are fully and unconditionally guaranteed by us and our operating partnership. We have used and intend to use the net proceeds from the offering of the 2025 notes to temporarily repay borrowings under our global revolving credit facility, to acquire additional properties, to fund development opportunities, for general working capital purposes or a combination of the foregoing.
(3)	Effective February 26, 2013, we converted all outstanding shares of our series D preferred stock into shares of our common stock in accordance with the terms of the series D preferred stock. Each share of series D preferred stock was converted into 0.6360 shares of our common stock.
(4)	Assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional 1,350,000 shares of the series G preferred stock.

DESCRIPTION OF THE SERIES G PREFERRED STOCK

The following summary of the material terms and provisions of the series G preferred stock of Digital Realty Trust, Inc. does not purport to be complete and is qualified in its entirety by reference to the articles supplementary setting forth the terms of the series G preferred stock, our charter, our bylaws, as amended, each of which is available from us and is or will be filed with the SEC. This description of the particular terms of the series G preferred stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus.

General

Our board of directors and a duly authorized committee of our board of directors classified 10,350,000 shares of the company’s authorized but unissued preferred stock as, and approved articles supplementary setting forth the terms of, a series of the company’s preferred stock, designated as the 5.875% series G cumulative redeemable preferred stock. When issued in accordance with this prospectus supplement and the accompanying prospectus, the series G preferred stock will be validly issued, fully paid and nonassessable. Our board of directors may authorize the issuance and sale of additional shares of series G preferred stock from time to time.

In connection with this offering, we, in accordance with the terms of the partnership agreement of our operating partnership, will contribute or otherwise transfer the net proceeds of the sale of the series G preferred stock to our operating partnership, and our operating partnership will issue to us 5.875% series G cumulative redeemable preferred units, or series G preferred units. Our operating partnership will be required to make all required distributions on the series G preferred units after any distribution of cash or assets to the holders of preferred units ranking senior to the series G preferred units as to distributions and liquidations that we may issue and prior to any distribution of cash or assets to the holders of common partnership units or to the holders of any other equity interest of our operating partnership, except for any other series of preferred units ranking on a parity with the series G preferred units as to distributions and liquidation, including our operating partnership’s series E cumulative redeemable preferred units and series F cumulative redeemable preferred units; provided however, that our operating partnership may make such distributions as are necessary to enable us to maintain our qualification as a REIT.

We intend to file an application to list the series G preferred stock on the NYSE under the symbol “DLR Pr G”. We will use commercially reasonable efforts to have the listing application for the series G preferred stock approved. If the application is approved, trading of the series G preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series G preferred stock. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

Ranking

The series G preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series G preferred stock;

•

on parity with the series E preferred stock, the series F preferred stock and any other class or series of our capital stock expressly designated as ranking on parity with the series G preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the series G preferred stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the series G preferred stock. The series G preferred stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the series G preferred stock with respect to dividend rights, holders of shares of the series G preferred stock are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 5.875% per annum of the $25.00 liquidation preference per share of the series G preferred stock (equivalent to the fixed annual amount of $1.46875 per share of the series G preferred stock).

Dividends on the series G preferred stock will accrue and be cumulative from, and including, the date of original issue and will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.

The amount of any dividend payable on the series G preferred stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of series G preferred stock shall be redeemed). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors as the record date for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the scheduled dividend payment date.

The first dividend on the series G preferred stock is scheduled to be paid on June 28, 2013 and will be a pro rata dividend from and including the original issue date to and including June 30, 2013 in the amount of $0.33455 per share.

Dividends on the series G preferred stock will accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

Except as described in the next two paragraphs, unless full cumulative dividends on the series G preferred stock for all past dividend periods shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

•

declare and pay or declare and set aside for payment of dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the series G preferred stock, for any period; or

•

redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on parity with or junior to the series G preferred stock.

The foregoing sentence, however, will not prohibit:

•	dividends payable solely in capital stock ranking junior to the series G preferred stock;

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series G preferred stock; and

•

our purchase of shares of series G preferred stock, preferred stock ranking on parity with the series G preferred stock as to payment of dividends and upon liquidation or capital stock or equity securities ranking junior to the series G preferred stock pursuant to our charter to the extent necessary to preserve our status as a REIT as discussed under “—Restrictions on Ownership and Transfer.”

When we do not pay dividends in full (and do not set apart a sum sufficient to pay them in full) on the series G preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the series G preferred stock, we will declare any dividends upon the series G preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the series G preferred stock pro rata, so that the amount of dividends declared per share of series G preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the series G preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the series G preferred stock which may be in arrears.

Holders of shares of series G preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the series G preferred stock as described above. Any dividend payment made on the series G preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the series G preferred stock will accumulate as of the dividend payment date on which they first become payable.

We do not intend to declare dividends on the series G preferred stock, or pay or set apart for payment dividends on the series G preferred stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.

Our global revolving credit facility, Prudential shelf facility and term loan facility prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of our capital stock, including the series G preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances including as necessary to enable us to maintain our qualification as a REIT and to avoid the payment of income or excise tax. Consequently, after the occurrence and during the continuance of an event of default under our global revolving credit facility, Prudential shelf facility or term loan facility, we may not be able to pay all or a portion of the dividends payable to the holders of the series G preferred stock or redeem all or a portion of the series G preferred stock. In addition, in the event of a default under our global revolving credit facility, Prudential shelf facility or term loan facility, we would be unable to borrow under such facilities and any amounts we have borrowed thereunder could become immediately due and payable. The agreements governing our future debt instruments may also include restrictions on our ability to pay dividends to holders or make redemptions of the series G preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the series G preferred stock, holders of shares of series G preferred stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series G preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of series G preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon liquidation, dissolution or winding up, on parity with the series G preferred stock in the distribution of assets, then holders of shares of series G preferred stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the series G preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of series G preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of series G preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of series G preferred stock will not be added to our total liabilities.

Optional Redemption

Except with respect to the special optional redemption described below and in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in “—Restrictions on Ownership and Transfer,” we cannot redeem the series G preferred stock prior to April 9, 2018. On and after April 9, 2018, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the series G preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

If fewer than all of the outstanding shares of the series G preferred stock are to be redeemed, we will select the shares of series G preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that we determine will not violate the 9.8% series G preferred stock ownership limit or the 9.8% capital stock ownership limit. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of series G preferred stock, other than a holder of series G preferred stock that has received an exemption from the ownership limit, would have actual or constructive ownership of more than 9.8% of the issued and outstanding shares of series G preferred stock by value or number of shares, whichever is more restrictive, or more than 9.8% in value of our outstanding capital stock because such holder’s shares of series G preferred stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of series G preferred stock of such holder such that no holder will own in excess of the 9.8% series G preferred stock ownership limit or the 9.8% capital stock ownership limit subsequent to such redemption. See “—Restrictions on Ownership and Transfer.” In order for their shares of series G preferred stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given (in the case of a redemption of the series G preferred stock other than to preserve our status as a REIT), if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any shares of series G preferred stock called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of series G preferred stock and such shares of series G preferred stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears and subject to the provisions of applicable law, we may from time to time repurchase all or any part of the series G preferred stock, including the repurchase of shares of series G preferred stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors.

Unless full cumulative dividends on all shares of series G preferred stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods no shares of series G preferred stock will be redeemed unless all outstanding shares of series G preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of series G preferred stock or any class or series of our capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the series G preferred stock (except by exchange for our capital stock ranking junior to the series G preferred stock as to dividends and upon liquidation); provided, however, that whether or not the requirements set forth above have been met, we may purchase shares of series G preferred stock, preferred stock ranking on parity with the series G preferred stock as to payment of dividends and upon liquidation or capital stock or equity securities ranking junior to the series G preferred stock pursuant to our charter to the extent necessary to ensure that we continue to meet the requirements for qualification as a REIT for federal income tax purposes, and may purchase or acquire shares of series G preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series G preferred stock. See “—Restrictions on Ownership and Transfer” below.

Notice of redemption will be given by publication in a newspaper of general circulation in New York City, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the series G preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent named in “—Transfer Agent and Registrar.” No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of series G preferred stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the series G preferred stock may be listed or admitted to trading, each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of series G preferred stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of series G preferred stock are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated shares of series G preferred stock for payment of the redemption price;

•	that dividends on the shares of series G preferred stock to be redeemed will cease to accumulate on such redemption date; and

•	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series G preferred stock.

If fewer than all of the shares of series G preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of series G preferred stock held by such holder to be redeemed.

We are not required to provide such notice in the event we redeem series G preferred stock in order to maintain our status as a REIT.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the series G preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of series G preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to but excluding the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series G preferred stock for which a notice of redemption has been given.

All shares of series G preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Subject to applicable law and the limitation on purchases when dividends on the series G preferred stock are in arrears, we may, at any time and from time to time, purchase series G preferred stock in the open market, by tender or by private agreement.

Our global revolving credit facility, the Prudential shelf facility and term loan facility prohibit us from redeeming or otherwise repurchasing any shares of our capital stock, including the series G preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the series G preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the series G preferred stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of series G preferred stock will not have the conversion right described below under “—Conversion Rights.”

We will mail to you, if you are a record holder of the series G preferred stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any series G preferred stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of series G preferred stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of series G preferred stock are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated shares of series G preferred stock for payment of the redemption price;

•	that dividends on the shares of series G preferred stock to be redeemed will cease to accumulate on such redemption date;

•	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series G preferred stock;

•

that the series G preferred stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

•

that the holders of the series G preferred stock to which the notice relates will not be able to tender such series G preferred stock for conversion in connection with the Change of Control and each share of series G preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we redeem fewer than all of the outstanding shares of series G preferred stock, the notice of redemption mailed to each stockholder will also specify the number of shares of series G preferred stock that we will redeem from each stockholder. In this case, we will determine the number of shares of series G preferred stock to be redeemed as described above in “—Optional Redemption.”

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the series G preferred stock called for redemption, then from and after the redemption date, those shares of series G preferred stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of series G preferred stock will terminate. The holders of those shares of series G preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.

The holders of series G preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the series G preferred stock on the corresponding payment date notwithstanding the redemption of the series G preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series G preferred stock to be redeemed.

A “Change of Control” is when, after the original issuance of the series G preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of series G preferred stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series G preferred stock as described under “—Redemption” or “—Special Optional Redemption,” to convert some or all of the series G preferred stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of series G preferred stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series G preferred stock dividend payment and prior to the corresponding series G preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and

•	0.7532 (i.e., the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 6,778,800 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ over-allotment option to purchase additional shares of series G preferred stock is exercised, not to exceed 7,795,620 shares of common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of series G preferred stock will receive upon conversion of such series G preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the series G preferred stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of series G preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of series G preferred stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the series G preferred stock, holders will not be able to convert shares of series G preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of series G preferred stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of series G preferred stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of series G preferred stock.

To exercise the Change of Control Conversion Right, the holders of series G preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing series G preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of series G preferred stock to be converted; and

•	that the series G preferred stock is to be converted pursuant to the applicable provisions of the series G preferred stock.

The “Change of Control Conversion Date” is the date the series G preferred stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of series G preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of series G preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of series G preferred stock;

•	if certificated series G preferred stock has been issued, the certificate numbers of the withdrawn shares of series G preferred stock; and

•	the number of shares of series G preferred stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the series G preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.

Series G preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such series G preferred stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem series G preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such series G preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date, in accordance with our optional redemption right or special optional redemption right. See “—Redemption” and “—Special Optional Redemption” above.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of series G preferred stock into shares of our common stock. Notwithstanding any other provision of the series G preferred stock, no holder of series G preferred stock will be entitled to convert such series G preferred stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter, including the articles supplementary setting forth the terms of the series G preferred stock, unless we provide an exemption from this limitation for such holder. See “—Restrictions on Ownership and Transfer” below.

The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over our company. See “Risk Factors—The Change of Control conversion feature may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company.”

Except as provided above in connection with a Change of Control, the series G preferred stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

The series G preferred stock has no maturity date and we are not required to redeem the series G preferred stock at any time. Accordingly, the series G preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the series G preferred stock have a conversion right, such holders convert the series G preferred stock into our common stock. The series G preferred stock is not subject to any sinking fund.

Limited Voting Rights

Holders of shares of the series G preferred stock generally do not have any voting rights, except as set forth below.

If dividends on the series G preferred stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), holders of shares of the series G preferred stock (voting separately as a class together with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors (which we refer to as preferred stock directors), until all unpaid dividends for past dividend periods with respect to the series G preferred stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment. In such a case, the number of directors serving on our board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

•

a special meeting called upon the written request of holders of at least 10% of the outstanding shares of series G preferred stock together with any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders; and

•

each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on the series G preferred stock and on any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid in full for all past dividend periods.

If and when all accumulated dividends on the series G preferred stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of shares of series G preferred stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

Any preferred stock director elected by holders of shares of series G preferred stock and other holders of preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of series G preferred stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of series G preferred stock when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable). The preferred stock directors shall each be entitled to one vote on any matter.

In addition, so long as any shares of series G preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series G preferred stock together with each other class or series of preferred stock ranking on parity with series G preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (voting together as a single class):

•

authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to such series G preferred stock with respect to payment of dividends, or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•

amend, alter or repeal the provisions of our charter, including the terms of the series G preferred stock, whether by merger, consolidation, transfer or conveyance of substantially all of the company’s assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series G preferred stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series G preferred stock remains outstanding with the terms of the series G preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, the company may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the series G preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of the series G preferred stock receive the greater of the full trading price of the series G preferred stock on the date of an event described in the second bullet point immediately above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the series G preferred stock disproportionately relative to other classes or series of preferred stock ranking on parity with the series G preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series G preferred stock, voting separately as a class, will also be required.

Holders of shares of series G preferred stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of series G preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the series G preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Holders of shares of series G preferred stock will not have any voting rights with respect to, and the consent of the holders of shares of series G preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the series G preferred stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of series G preferred stock.

In any matter in which series G preferred stock may vote (as expressly provided in the articles supplementary setting forth the terms of the series G preferred stock), each share of series G preferred stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of series G preferred stock will be entitled to one vote.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. Our charter provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, subject to limited exceptions, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our series G preferred stock or more than 9.8% (by value) of our outstanding capital stock. For a further description of restrictions on ownership and transfer of all series and classes of shares of our capital stock, see “Restrictions on Ownership and Transfer” in the accompanying prospectus.

Transfer Agent

The transfer agent and registrar for the series G preferred stock is American Stock Transfer & Trust Company, LLC.

Book-Entry Procedures

The series G preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the series G preferred stock. Owners of beneficial interests in the series G preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert or require repurchase of their interests in the series G preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the series G preferred stock under the global securities or the articles supplementary. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniformed Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The series G preferred stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a supplement to, and is intended to be read together with, the discussions under the heading “United States Federal Income Tax Considerations” in the accompanying prospectus, as supplemented by the discussions under the heading “Supplemental United States Federal Income Tax Considerations” in our Current Report on Form 8-K filed with the SEC on April 2, 2013. This summary is for general information only and is not tax advice.

The following discussion should follow the discussion under the heading “Federal Income Tax Considerations for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities—Taxation of Taxable U.S. Holders of our Capital Stock—Redemption or Repurchase by Us” in the accompanying prospectus.

Conversion of Series G Preferred Stock into Common Stock. Upon the occurrence of a Change of Control, each holder of series G preferred stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series G preferred stock) to convert some or all of such holder’s series G preferred stock into shares of our common stock or the Alternative Conversion Consideration—i.e., an amount of cash, securities or other property or assets that such holder would have received upon the Change of Control had such holder converted the holder’s series G preferred stock into shares of our common stock immediately prior to the effective time of the Change of Control (see “Description of the Series G Preferred Stock—Conversion Rights” in this prospectus supplement). Except as provided below, a U.S. holder generally will not recognize gain or loss upon the conversion of series G preferred stock into shares of our common stock. A U.S. holder’s basis and holding period in the shares of common stock received upon conversion generally will be the same as those of the converted series G preferred stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash).

Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the series G preferred stock for more than one year. Any common stock received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and subject to tax treatment as described in “Federal Income Tax Considerations for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities—Taxation of Taxable U.S. Holders of our Capital Stock—Distributions Generally” in the accompanying prospectus.

In addition, if a U.S. holder receives the Alternative Conversion Consideration (in lieu of shares of our common stock) in connection with the conversion of the stockholder’s shares of series G preferred stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange. U.S. holders converting their shares of series G preferred stock should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of series G preferred stock set forth opposite the underwriter’s name.

Underwriters	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,980,002
Morgan Stanley & Co. LLC	1,980,000
Wells Fargo Securities, LLC	1,980,000
Citigroup Global Markets Inc.	385,714
Credit Suisse Securities (USA) LLC	385,714
Deutsche Bank Securities Inc.	385,714
J.P. Morgan Securities LLC	385,714
Raymond James & Associates, Inc.	385,714
RBC Capital Markets, LLC	385,714
Stifel, Nicolaus & Company, Incorporated	385,714
HSBC Securities (USA) Inc.	90,000
Mitsubishi UFJ Securities (USA), Inc.	90,000
Scotia Capital (USA) Inc.	90,000
U.S. Bancorp Investments, Inc.	90,000

Total	9,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in the series G preferred stock offering are subject to approval of legal matters by counsel and to other specified conditions, which include: the representations and warranties made by us to the underwriters are true; there is no material adverse effect on our prospects, earnings, business or properties; and we deliver customary documents to the underwriters. The underwriters are obligated to purchase all of the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters propose to offer some of the shares of the series G preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares of the series G preferred stock to dealers at the public offering price less a concession not to exceed $0.50 per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $0.45 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option to purchase up to 1,350,000 additional shares of the series G preferred stock within 30 days from the date of this prospectus supplement at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the series G preferred stock offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of the series G preferred stock approximately proportionate to that underwriter’s initial purchase commitment.

Prior to the series G preferred stock offering, there has been no public market for the series G preferred stock. We intend to submit an application to list the series G preferred stock on the NYSE under the symbol “DLR Pr G”. We will use our commercially reasonable efforts to have the listing application for the series G preferred stock approved. If the application is approved, trading of the series G preferred stock is expected to commence within 30 days after the initial delivery of the series G preferred stock. The underwriters have advised us that they intend to make a market in the series G preferred stock prior to commencement of any trading on the NYSE, but they are not obligated to do so and may discontinue market making activities, if commenced, at any time without notice. No assurance can be given as to the liquidity of the trading market for the series G preferred stock.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the series G preferred stock offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of series G preferred stock.

	Paid by us
	No Exercise	Full Exercise
Per share	$0.7875	$0.7875
Total	$7,087,500	$8,150,625

In connection with the offering, the underwriters may purchase and sell shares of series G preferred stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•

Covering transactions involve purchases of shares of series G preferred stock either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the shares of series G preferred stock. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

For a period beginning on the date of this prospectus and through 30 days after the date of this prospectus, we and our operating partnership have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any of our preferred securities, or any securities convertible into, or exercisable, or exchangeable for, our preferred securities (in each case, other than shares of series G preferred stock offered pursuant to this prospectus supplement), or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC.

We estimate that the expenses of this offering payable by us, not including the underwriting discount, will be approximately $0.8 million, a portion of which is to be reimbursed by the underwriters.

We and our operating partnership have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

We expect that delivery of the series G preferred stock will be made against payment thereof on or about April 9, 2013, which will be the fifth business day following the pricing of the series G preferred stock (such settlement cycle being herein referred to as “T + 5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade series G preferred stock on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the series G preferred stock initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the series G preferred stock who wish to trade the series G preferred stock on the date of pricing of the series G preferred stock or the next business day should consult their own advisor.

In the ordinary course of their business, the underwriters or their respective affiliates have also in the past performed, and may continue to perform, investment banking, broker dealer, financial advisory or other services for us, for which they have received, or may receive, customary fees and commissions. In addition, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Of the underwriters (or their affiliates) that have lending relationships with us, certain of them routinely hedge and others may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and/or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the series G preferred stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the series G preferred stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

An affiliate of Citigroup Global Markets Inc. is the administrative agent, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are syndication agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are joint lead arrangers and joint book running managers, affiliates of Wells Fargo Securities, LLC, RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc. are co-documentation agents and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc. and U.S. Bancorp Investments, Inc. are lenders under our term loan facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC

and Deutsche Bank Securities Inc. are also sales agents under our equity distribution agreements, pursuant to which we can issue and sell shares of our common stock having an aggregate offering price of up to $400.0 million from time to time through them. An affiliate of Wells Fargo Securities, LLC is a trustee for our 3.625% Notes due 2022 and our 5.500% Exchangeable Senior Debentures due 2029. An affiliate of Deutsche Bank Securities Inc. is a trustee for our 4.50% Notes due 2015 and our 5.250% Notes due 2021. Affiliates of Deutsche Bank Securities Inc. are the trustee, paying agent, registrar and transfer agent for Digital Stout Holding, LLC’s, a wholly-owned subsidiary of our operating partnership, 4.250% Notes due 2025. In addition, as of December 31, 2012, affiliates of Morgan Stanley & Co. LLC leased an aggregate of approximately 183,000 square feet of space in five of our locations for total annualized contractual rent of approximately $27.4 million. Additionally, as of December 31, 2012, affiliates of Deutsche Bank Securities Inc. leased an aggregate of approximately 113,000 square feet of space in two of our locations for total annualized contractual rent of approximately $23.1 million. Certain of the other underwriters and their affiliates have in the past leased, currently lease and may in the future lease space from us.

Conflicts of Interest

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. are lenders, an affiliate of Citigroup Global Markets Inc. is the administrative agent, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are joint lead arrangers and joint book running managers, affiliates of Citigroup Global Markets Inc. are issuing banks and swing line banks, affiliates of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are co-documentation agents and affiliates of HSBC Securities (USA) Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. are senior managing agents under our global revolving credit facility. As described under “Use of Proceeds” in this prospectus supplement, we may use a portion of the net proceeds of this offering to repay borrowings outstanding under our global revolving credit facility, and such affiliates of the underwriters therefore may receive more than 5% of the net proceeds from this offering through the repayment of those borrowings.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means such as email.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and for the underwriters by Goodwin Procter LLP, Boston, Massachusetts. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the series G preferred stock.

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have all been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 have all been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statement of revenue and certain expenses of the New England Portfolio for the year ended December 31, 2009 has been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to the fact that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of revenue and expenses.

The combined statement of revenue and certain expenses of the Rockwood Predecessor Data Centers for the year ended December 31, 2009 incorporated by reference in this prospectus supplement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon. Such combined statement of revenue and certain expenses of the Rockwood Predecessor Data Centers is incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined statement of revenue and certain expenses of the Sentrum Portfolio for the year ended December 31, 2011 has been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing. KPMG LLP’s report refers to the fact that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of revenue and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information that we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at http://www.digitalrealty.com. The information found on, or otherwise accessible through, this website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3 (File Nos. 333-180886 and 333-180886-01), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2012;

•

our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2013 (solely to the extent specifically incorporated by reference into the Combined Annual Report of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. on Form 10-K for the year ended December 31, 2012);

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Combined Current Report on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on January 15, 2013 (at 06:11:20) , January 15, 2013 (at 17:06:33), January 25, 2013, February 19, 2013 and April 2, 2013;

•	our Current Reports on Form 8-K filed with the SEC on June 2, 2010 and March 6, 2013;

•	the Current Reports on Form 8-K/A of Digital Realty Trust, Inc. filed with the SEC on March 24, 2010 and June 28, 2010;

•	the Combined Current Report on Form 8-K/A of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on September 26, 2012;

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the description of the series E preferred stock, par value $0.01 per share, contained in our Prospectus on Form 424(b)(2) filed on September 9, 2011 (file numbers 333-158958 and 333-158958-01), including any amendments or reports filed for the purpose of updating this description;

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the description of the series F preferred stock, par value $0.01 per share, contained in our Prospectus on Form 424(b)(2) filed on March 30, 2012 (file numbers 333-158958 and 333-158958-01), including any amendments or reports filed for the purpose of updating this description;

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the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 28, 2004 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description; and

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all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the series G preferred stock (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111.

PROSPECTUS

Digital Realty Trust, Inc.

Common Stock, Preferred Stock, Depositary Shares, Warrants and Guarantees

Digital Realty Trust, L.P.

Debt Securities

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities: (i) shares of Digital Realty Trust, Inc.’s common stock, par value $0.01 per share, (ii) shares of Digital Realty Trust, Inc.’s preferred stock, par value $0.01 per share, (iii) depositary shares representing entitlement to all rights and preferences of fractions of shares of Digital Realty Trust, Inc.’s preferred stock of a specified series and represented by depositary receipts, (iv) warrants to purchase shares of Digital Realty Trust, Inc.’s common stock or preferred stock or depositary shares and (v) debt securities of Digital Realty Trust, L.P. which may be fully and unconditionally guaranteed by Digital Realty Trust, Inc.

This prospectus also covers delayed delivery contracts that may be issued by Digital Realty Trust, Inc. or Digital Realty Trust, L.P. under which the counterparty may be required to purchase common stock, preferred stock, depositary shares or warrants to purchase common stock or preferred stock of Digital Realty Trust, Inc. or debt securities of Digital Realty Trust, L.P. (including guarantees of the debt securities by Digital Realty Trust, Inc.). Delayed delivery contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

We refer to the common stock, preferred stock, depositary shares, warrants and debt securities (together with any related guarantees) registered hereunder collectively as the “securities” in this prospectus. We will offer our securities in amounts, at prices and on terms determined at the time of the offering of any such security.

The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, as applicable: (i) in the case of common stock, any public offering price; (ii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and any public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; (iv) in the case of warrants, the duration, offering price, exercise price and detachability; and (v) in the case of debt securities and, as applicable, related guarantees, the specific terms of such debt securities and related guarantees. In addition, because Digital Realty Trust, Inc. is organized and conducts its operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes, the specific terms of any securities may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve Digital Realty Trust, Inc.’s status as a REIT.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. These securities also may be offered by securityholders, if so provided in a prospectus supplement hereto. We will provide specific information about any selling securityholders in one or more supplements to this prospectus. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Digital Realty Trust, Inc.’s common stock, series E preferred stock and series F preferred stock currently trade on the New York Stock Exchange, or NYSE, under the symbols “DLR”, “DLR Pr E” and “DLR Pr F”, respectively.

See “Risk Factors” beginning on page 2 for certain risk factors relevant to an investment in the securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2012.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “our company” or “the company” refer to Digital Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our operating partnership” or “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

i

OUR COMPANY

We own, acquire, develop, redevelop and manage technology-related real estate. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S., the Amsterdam, Dublin, London and Paris markets in Europe and the Singapore, Sydney and Melbourne markets in the Asia Pacific Region. Our portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies. Digital Realty Trust, Inc., a Maryland corporation, operates as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Digital Realty Trust, L.P., a Maryland limited partnership, is the entity through which Digital Realty Trust, Inc. conducts its business and owns its assets.

Our principal executive offices are located at 560 Mission Street, Suite 2900, San Francisco, California 94105. Our telephone number is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the United States Securities and Exchange Commission, or the SEC.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors incorporated by reference to the company’s and the operating partnership’s most recent combined Annual Report on Form 10-K, and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell common stock, preferred stock, depositary shares, warrants and debt securities (and related guarantees, as applicable) in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the applicable offering. Such prospectus supplement may add, update or change information contained in this prospectus. To the extent that this prospectus is used by any securityholder to resell any securities, information with respect to the securityholder and the terms of the securities being offered will be contained in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We or any selling securityholders may offer the securities directly, through agents, or to or through underwriters. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents or underwriters involved in the sale of the securities. See “Plan of Distribution” for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information that Digital Realty Trust, Inc. files at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at http://www.digitalrealty.com. The information found on, or otherwise accessible through, this website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to, or incorporated by reference, in this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	the combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2011;

•

the Definitive Proxy Statement on Schedule 14A of Digital Realty Trust, Inc. filed with the SEC on March 14, 2012 (solely to the extent specifically incorporated by reference into the combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2011);

•	the Current Reports on Form 8-K of Digital Realty Trust, Inc. filed with the SEC on June 2, 2010, February 21, 2012, March 8, 2012 and April 5, 2012;

•	the combined Current Report on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on February 28, 2012, April 10, 2012, April 11, 2012 and April 18, 2012;

•	the Current Reports on Form 8-K/A of Digital Realty Trust, Inc. filed with the SEC on March 24, 2010 and June 28, 2010;

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the description of Digital Realty Trust, Inc.’s common stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on October 28, 2004 (file number 001-32336), including any amendment or reports filed for the purpose of updating this description;

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the description of Digital Realty Trust, Inc.’s Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on September 12, 2011 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

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the description of Digital Realty Trust, Inc.’s Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on March 30, 2012 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description; and

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all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., 560 Mission Street, Suite 2900, San Francisco, California 94105.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the federal securities laws. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	increased interest rates and operating costs;

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risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to successfully integrate and operate acquired or redeveloped properties or businesses;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development or redevelopment of properties;

•	decreased rental rates or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and space held for redevelopment;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	losses in excess of our insurance coverage;

•	environmental uncertainties and risks related to natural disasters;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors,” including the risks incorporated therein, from Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s most recent Combined Annual Report on Form 10-K, as updated by our subsequent filings, including filings we make after the date of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, Digital Realty Trust, Inc. intends to contribute the net proceeds from any sale of common stock, preferred stock, depositary shares or warrants pursuant to this prospectus to our operating partnership. Unless otherwise indicated in the applicable prospectus supplement, our operating partnership intends to use such net proceeds received from Digital Realty Trust, Inc. and any net proceeds from any sale of debt securities pursuant to this prospectus to acquire additional properties, to fund development and redevelopment opportunities and for general working capital purposes, including potentially for the repurchase, redemption or retirement of outstanding debt or equity securities.

Pending application of cash proceeds, our operating partnership may use the net proceeds to temporarily reduce borrowings under our global revolving credit facility or we may invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with Digital Realty Trust, Inc.’s intention to qualify as a REIT for U.S. federal income tax purposes.

We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus.

Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends for the periods indicated are as follows:

Digital Realty Trust, Inc.

	Year ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	1.85	1.64	1.82	1.58	1.13
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.61	1.31	1.29	1.09	—	(2)

(1)	All numbers presented in this table exclude, 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $9.0 million.

Digital Realty Trust, Inc.’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Digital Realty Trust, Inc.’s ratios of earnings to fixed charges and preferred dividends are computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred stock dividends” consist of the amount of pre-tax earnings required to pay dividends on Digital Realty Trust, Inc.’s series A preferred stock (which was redeemed on August 24, 2010), series B preferred stock (which was redeemed on December 10, 2010), series C preferred stock (which was converted to common stock of Digital Realty Trust, Inc. on April 17, 2012), series D preferred stock, series E preferred stock and series F preferred stock (issued on April 5, 2012).

Digital Realty Trust, L.P.

	Year ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	1.85	1.64	1.82	1.58	1.13
Ratio of earnings to fixed charges and preferred unit distributions(1)	1.61	1.31	1.29	1.09	—	(2)

(1)	All numbers presented in this table exclude, 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred distributions by $9.0 million.

Digital Realty Trust, L.P.’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Digital Realty Trust, L.P.’s ratios of earnings to fixed charges and preferred distributions are computed by dividing earnings by the sum of fixed charges and preferred distributions. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred unit distributions” consist of the amount of pre-tax earnings required to pay distributions on Digital Realty Trust, L.P.’s series A preferred units (which were redeemed on August 24, 2010), series B preferred units (which were redeemed on December 10, 2010), series C preferred units (which were converted to common units of Digital Realty Trust, L.P. on April 17, 2012), series D preferred units, series E preferred units and series F preferred units (issued on April 5, 2012).

GENERAL DESCRIPTION OF SECURITIES

We or any selling securityholders named in a prospectus supplement directly or through agents, dealers or underwriters designated from time to time, may from time to time offer, issue and sell, together or separately, under this prospectus one or more of the following categories of securities:

•	shares of common stock of Digital Realty Trust, Inc., par value $0.01 per share;

•	shares of preferred stock of Digital Realty Trust, Inc., par value $0.01 per share;

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depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of Digital Realty Trust, Inc. of a specified series and represented by depositary receipts;

•	warrants to purchase shares of common stock, preferred stock or depositary shares of Digital Realty Trust, Inc.; or

•	debt securities of Digital Realty Trust, L.P., which may be fully and unconditionally guaranteed by Digital Realty Trust, Inc.

We may issue Digital Realty Trust, L.P.’s debt securities, and related guarantees thereof by Digital Realty Trust, Inc., as exchangeable for and/or convertible into shares of Digital Realty Trust, Inc.’s common stock, preferred stock and/or other securities and related guarantees. Digital Realty Trust, Inc.’s preferred stock may also be exchangeable for and/or convertible into shares of its common stock, another series of its preferred stock, or its other securities. Digital Realty Trust, L.P.’s debt securities and related guarantees by Digital Realty Trust, Inc., and Digital Realty Trust, Inc.’s preferred stock, common stock, depositary shares and warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

For purposes of the sections below entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares” and “Description of Warrants,” references to “the company,” and “our company” refer only to Digital Realty Trust, Inc. and not to Digital Realty Trust, L.P. or its other subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of Digital Realty Trust, Inc.’s common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate and will apply to the common stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of Digital Realty Trust, Inc.’s common stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Digital Realty Trust, Inc.’s charter and bylaws.

General. The company’s charter provides that it may issue up to 165 million shares of its common stock, par value $0.01 per share, or the common stock. As of April 19, 2012, 109,122,889 shares of the common stock were issued and outstanding, excluding:

•	3,488,165 shares available for future issuance under our incentive award plan;

•	305,002 shares underlying options granted under our incentive award plan;

•	1,104,497 shares issuable upon redemption of outstanding vested long-term incentive units (including class C units) issued under our incentive award plan;

•	502,121 shares issuable upon redemption of outstanding unvested long-term incentive units issued under our incentive award plan;

•	3,240,814 shares issuable upon redemption of outstanding common units;

•	7,239 shares potentially issuable upon redemption of outstanding unvested class C units; and

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4,373,297 shares potentially issuable upon conversion of the company’s series D cumulative convertible preferred stock, using the current conversion rate, and 6,442,085 shares potentially issuable upon exchange of our operating partnership’s 5.50% exchangeable senior debentures due 2029, using the current conversion rate. Additionally, a maximum of 9,634,700 and 4,995,390 shares of common stock are potentially issuable upon conversion of the company’s series E preferred stock and series F preferred stock, respectively, in each case upon the occurrence of specified change in control transactions as described in “Description of Preferred Stock” below.

All outstanding shares of the common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the company’s charter regarding the restrictions on transfer of stock, holders of shares of the common stock are entitled to receive dividends on such stock if, as and when authorized by the company’s board of directors out of assets legally available therefor and declared by the company and to share ratably in the assets of the company legally available for distribution to the company’s stockholders in the event of the company’s liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of the company.

Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of the common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the company’s board of directors, which means that the holders of a majority of the outstanding shares of the common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of the common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of the company and generally have no appraisal rights unless the company’s board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock, shares of the common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments relating to the removal of directors, the company’s charter provides that these actions may be taken if declared advisable by a majority of the company’s board of directors and approved by the vote of a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, operating assets may be held by a corporation’s subsidiaries, as in the company’s situation, and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

The company’s charter authorizes its board of directors to reclassify any unissued shares of the common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase Authorized Stock and Issue Additional Shares of the Common Stock. The company’s board of directors has the power to amend the company’s charter from time to time without stockholder approval to increase or decrease the number of authorized shares of common stock, to issue additional authorized but unissued shares of the common stock and to classify or reclassify unissued shares of the common stock into other classes or series of stock and thereafter to cause the company to issue such classified or reclassified shares of stock. The company believes these powers provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the limited rights of holders of the company’s series D preferred stock, series E preferred stock and series F preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer. To assist us in complying with certain federal income tax requirements applicable to REITs, the company has adopted certain restrictions relating to the ownership and transfer of the common stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants the company issues. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

General. The company’s charter provides that it may issue up to 30,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. The company’s charter authorizes its board of directors to amend its charter from time to time without stockholder approval to increase the number of authorized shares of preferred stock. As of April 19, 2012, 6,963,848 shares of the company’s series D preferred stock, 11,500,000 shares of the company’s series E preferred stock and 7,300,000 shares of the company’s series F preferred stock were issued and outstanding. No other shares of the company’s preferred stock are currently outstanding.

The company’s charter authorizes its board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series into other classes or series of stock. Prior to issuance of shares of each class or series, the company’s board of directors is required by the MGCL and the company’s charter to set, subject to the provisions of the company’s charter regarding the restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of the company that might involve a premium price for holders of the common stock or otherwise be in their best interest.

The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A prospectus supplement, relating to each class or series, will specify the terms of the preferred stock, including, where applicable, the following:

(i) the title and stated value of such preferred stock;

(ii) the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

(iii) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

(iv) whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

(v) the provision for a sinking fund, if any, for such preferred stock;

(vi) the provision for redemption, if applicable, of such preferred stock;

(vii) any listing of such preferred stock on any securities exchange;

(viii) preemptive rights, if any;

(ix) the terms and conditions, if applicable, upon which such preferred stock will be converted into the common stock, including the conversion price (or manner of calculation thereof);

(x) a discussion of any material United States federal income tax consequences applicable to an investment in such preferred stock;

(xi) any limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the company’s status as a REIT;

(xii) the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

(xiii) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

(xiv) any voting rights of such preferred stock; and

(xv) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, rank: (i) senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of the company’s stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of the company’s stock expressly designated as ranking senior to the preferred stock.

Conversion Rights. The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into the common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of the common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Preferred Stock. The company’s board of directors has the power to amend the company’s charter from time to time without stockholder approval to increase the number of authorized shares of preferred stock, to issue additional authorized but unissued shares of the company’s preferred stock and to classify or reclassify unissued shares of the company’s preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock. Subject to the limited rights of holders of the company’s series D preferred stock, series E preferred stock and series F preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series will be available for issuance without further action by the company’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize the company to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer. To assist the company in complying with certain federal income tax requirements applicable to REITs, the company has adopted certain restrictions relating to the ownership and transfer of the company’s series D preferred stock, series E preferred stock and series F preferred stock. The company expects to adopt similar restrictions with respect to any class or series offered pursuant to this prospectus under the articles supplementary for each such class or series. The applicable prospectus supplement will specify any additional ownership limitation relating to such class or series. See “Restrictions on Ownership and Transfer.”

5.500% Series D Cumulative Convertible Preferred Stock

General. The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series D preferred stock as a series of the company’s preferred stock, designated as the 5.500% Series D Cumulative Convertible Preferred Stock. The series D preferred stock is validly issued, fully paid and nonassessable.

Ranking. The series D preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the series D preferred stock;

•

on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series D preferred stock, including the company’s series E preferred stock and series F preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series D preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series D preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing March 31, 2008, at the rate of 5.500% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.375 per share). Dividends on the series D preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. If the company liquidates, dissolves or winds up, holders of the series D preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series D preferred stock as to liquidation rights. The rights of holders of series D preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series D preferred stock as to liquidation.

Optional Redemption. The company may not redeem the series D preferred stock except in limited circumstances to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

No Maturity, Sinking Fund or Mandatory Redemption. The series D preferred stock has no maturity date and is not subject to any sinking fund and the company is not required to redeem the series D preferred stock at any time.

Voting Rights. Holders of shares of the series D preferred stock will generally have no voting rights. However, if the company is in arrears on dividends on the series D preferred stock for six or more quarterly periods, whether or not consecutive, holders of shares of the series D preferred stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series D preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series D preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series D preferred stock and all other shares of any class or series of preferred stock ranking on parity with the series D preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Holders may convert their shares of the series D preferred stock into shares of the common stock subject to certain conditions. The conversion rate was initially 0.5955 shares of common stock per $25.00 liquidation preference, which is equivalent to an initial conversion price of approximately $41.98 per share of common stock (subject to adjustment in certain events). Effective March 13, 2012, the conversion rate on the series D preferred stock was adjusted to 0.6280 shares of the company’s common stock per $25.00 liquidation preference of the series D preferred stock due to payments by the company of dividends in excess of the “reference dividend,” as set forth in the articles supplementary. On or after February 6, 2013, the company may, at its option, cause some or all of the series D preferred stock to be automatically converted into shares of common stock at the then-applicable conversion rate if (1) the closing sales price of the common stock equals or exceeds 130% of the then applicable conversion price of the series D preferred stock for at least 20 trading days in a period of 30 consecutive trading days and (2) on or prior to the effective date of the conversion, the company has either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on the series D preferred stock.

If holders of shares of the series D preferred stock elect to convert their shares of the series D preferred stock in connection with a fundamental change that occurs on or prior to February 6, 2015, the company will increase the conversion rate for shares of the series D preferred stock surrendered for conversion by a number of additional shares determined based on the stock price at the time of such fundamental change and the effective date of such fundamental change, as set forth in the articles supplementary.

On or prior to February 6, 2015, in the event of a fundamental change when the applicable price of the common stock described in the articles supplementary is less than $35.73 per share, then holders of shares of the series D preferred stock will have a special right to convert some or all of their series D preferred stock on the fundamental change conversion date (as defined in the articles supplementary) into a number of shares of the common stock per $25.00 liquidation preference equal to such liquidation preference, plus an amount equal to accrued and unpaid dividends to, but not including, the fundamental change conversion date, divided by 98% of the market price (as defined in the articles supplementary) of the common stock. In the event that holders of shares of the series D preferred stock exercise the special conversion right, the company has the right to repurchase for cash all or any part of the series D preferred stock as to which the conversion right was exercised at a repurchase price equal to 100% of the liquidation preference of the series D preferred stock to be repurchased plus an amount equal to accrued and unpaid dividends to, but not including, the fundamental change conversion date. If the company elects to exercise its repurchase right, holders of shares of the series D preferred stock will not have the special conversion right described above.

Transfer Agent and Registrar. The transfer agent and registrar for the company’s series D preferred stock is American Stock Transfer & Trust Company, LLC.

7.000% Series E Cumulative Redeemable Preferred Stock

General. The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series E preferred stock as a series of the company’s preferred stock, designated as the 7.000% Series E Cumulative Redeemable Preferred Stock. The series E preferred stock is validly issued, fully paid and nonassessable.

The series E preferred stock is currently listed on the NYSE as “DLR Pr E”.

Ranking. The series E preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the series E preferred stock;

•

on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series E preferred stock, including the company’s series D preferred stock and series F preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series E preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series E preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing December 30, 2011, at the rate of 7.000% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.75 per share). Dividends on the series E preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. If the company liquidates, dissolves or winds up, holders of the series E preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series E preferred stock as to liquidation rights. The rights of holders of series E preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series E preferred stock as to liquidation.

Optional Redemption. The company may not redeem the series E preferred stock prior to September 15, 2016, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after September 15, 2016, the series E preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series E preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series E preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series E preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series E preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the NASDAQ Stock Market, or NASDAQ,or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption. The series E preferred stock has no stated maturity date and the company is not required to redeem the series E preferred stock at any time. Accordingly, the series E preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series E preferred stock have a conversion right, such holders decide to convert the series E preferred stock into the company’s common stock. The series E preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series E preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series E preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series E preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series E preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series E preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series E preferred stock and all other shares of any class or series ranking on parity with the series E preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series E preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series E preferred stock) to convert some or all of the series E preferred stock held by such holder on the date the series of E preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series E preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series E preferred stock dividend payment and prior to the corresponding series E preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.8378 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series E preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series E preferred stock will not have any right to convert the series E preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series E preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series E preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the company’s series E preferred stock is American Stock Transfer & Trust Company, LLC.

6.625% Series F Cumulative Redeemable Preferred Stock

General. The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series F preferred stock as a series of the company’s preferred stock, designated as the 6.625% Series F Cumulative Redeemable Preferred Stock. The series F preferred stock is validly issued, fully paid and nonassessable.

The series F preferred stock is currently listed on the NYSE as “DLR Pr F”.

Ranking. The series F preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the series F preferred stock;

•

on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series F preferred stock, including the company’s series D preferred stock and series E preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series F preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series F preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing July 2, 2012, at the rate of 6.625% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.65625 per share). Dividends on the series F preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. If the company liquidates, dissolves or winds up, holders of the series F preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series F preferred stock as to liquidation rights. The rights of holders of series F preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series F preferred stock as to liquidation.

Optional Redemption. The company may not redeem the series F preferred stock prior to April 5, 2017, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after April 5, 2017, the series F preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series F preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series F preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series F preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series F preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption. The series F preferred stock has no stated maturity date and the company is not required to redeem the series F preferred stock at any time. Accordingly, the series F preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series F preferred stock have a conversion right, such holders decide to convert the series F preferred stock into the company’s common stock. The series F preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series F preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series F preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series F preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series F preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series F preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series F preferred stock and all other shares of any class or series ranking on parity with the series F preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series F preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series F preferred stock) to convert some or all of the series F preferred stock held by such holder on the date the series of F preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series F preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series F preferred stock dividend payment and prior to the corresponding series F preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.6843 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series F preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series F preferred stock will not have any right to convert the series F preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series F preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series F preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the company’s series F preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

The company may, at its option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus shall apply unless otherwise specified on a supplement to this prospectus. This summary, as modified by any supplement to this prospectus, does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, the company’s charter and the form of articles supplementary for the applicable series of preferred stock.

Dividends. The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with the company) that it is not feasible to make such distribution, in which case the depositary may (with the company’s approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference. In the event of the liquidation, dissolution or winding up of the affairs of the company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

Redemption. If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever the company redeems any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from the company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting. Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and the company will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock. Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by the company upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve the company’s status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. The company will agree that if the deposit agreement is terminated to preserve the company’s status as a REIT, then it will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of the company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of the company not so represented by depositary shares.

Charges of Depositary. The company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The company will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous. The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from the company which are delivered to the depositary and which the company is required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from the company which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

Neither the depositary nor the company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor the company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from the company.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so, and the company may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

The company may issue warrants for the purchase of the common stock, preferred stock or depositary shares of Digital Realty Trust, Inc., and may issue warrants independently or together with common stock, preferred stock, depositary shares or debt securities or attached to or separate from such securities. The company will issue each series of warrants under a separate warrant agreement, and may appoint a bank or trust company as warrant agent, all as specified in the applicable prospectus supplement. Any warrant agent will act solely as the company’s agent in connection with the warrants and will not act for or on behalf of warrant holders.

The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants outstanding;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the provisions, if any, for changes to or adjustments in the exercise price;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights, as applicable, as to which holders of the shares of the common stock or preferred stock purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of shares of common stock, shares of preferred stock, or depository shares, at such exercise price as shall, in each case, be set forth, or be determinable as set forth, in the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York

City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

The following is a description of the general terms and provisions of our operating partnership’s debt securities and related guarantees by Digital Realty Trust, Inc., if applicable. When our operating partnership offers to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees by Digital Realty Trust, Inc. and the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities may be offered in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be the direct, unsecured obligations of Digital Realty Trust, L.P., and will rank equally in right of payment with all of Digital Realty Trust, L.P.’s other unsecured and unsubordinated indebtedness. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus.

Unless otherwise specified in a prospectus supplement, the debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee, or the trustee. We have summarized select portions of the indenture below. The summary is not complete. We have filed the form of the indenture as an exhibit to the registration statement, and you should read the indenture and our debt securities carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meaning specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the Company’s board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

Unless otherwise specified in a prospectus supplement, the indenture will designate Wells Fargo Bank, National Association as the trustee for the indenture with respect to one or more series of our operating partnership’s debt securities and related guarantees of our company, if applicable. Wells Fargo Bank, National Association, or any other specified trustee, may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our operating partnership’s direct, unsecured obligations and will rank equally with all of its other unsecured and unsubordinated indebtedness, and may be fully and unconditionally guaranteed by the company. We can issue an unlimited amount of our operating partnership’s debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of such series of debt securities, to the extent applicable:

•	the title of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•

any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•	the date or dates on which the principal of the debt securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and premium, if any, and interest, if any, on the debt securities shall be payable and the method of such payment, if by wire transfer, mail or other means, and the place or places where debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served,;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option;

•

the obligation, if any, by us to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies in which and the other terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates, if any, on which and the price or prices at which the debt securities of the series will be repurchased by us at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

•	the forms of the debt securities of the series and whether the debt securities will be issuable as global securities;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	the currency of denomination of the debt securities of the series, which may be in U.S. dollars or any foreign currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, and premium, if any, and interest, if any, on, the debt securities of the series will be made;

•

if payments of principal of, and premium, if any, and interest, if any, on, the debt securities of the series are to be made in one or more currencies or currency units other than that or those in which such debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	the provisions, if any, relating to any security provided for the debt securities of the series or the guarantees, if any, thereof;

•

any addition to, change in or deletion from the events of default that apply to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities of the series;

•

the depositaries, interest rate calculation agents, exchange rate calculation agents or other agents, if any, with respect to the debt securities of the series, if other than as described in this prospectus or the indenture;

•

the provisions, if any, relating to conversion of any debt securities of the series, including if applicable, the conversion price, the conversion period, the securities or other property into which such debt securities will be convertible, provisions as to whether conversion will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such debt securities are redeemed;

•	whether the debt securities of the series will be senior debt securities or subordinated debt securities and, if applicable, the subordination terms thereof;

•

whether the debt securities of the series are entitled to the benefits of a guarantee pursuant to the indenture, the terms of such guarantee and whether any such guarantee is made on a senior or subordinated basis and, if applicable, the subordination terms of any such guarantee;

•	a discussion of additional material United States federal income tax consequences, if any, applicable to an investment in such debt securities; and

•	any other terms of the debt securities of the series (which terms may supplement, modify or delete any provision of the indenture insofar as it applies to such series).

In addition, the indenture does not limit our operating partnership’s ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, cash or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities of our operating partnership that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the other special considerations applicable to any such debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of our operating partnership’s debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and premium, if any, and interest, if any, on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we designate for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We will require the depositary to agree to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons who have accounts with the depositary for the related global debt security, which we refer to as participants, or persons who may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, and premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

Digital Realty Trust, L.P. and Digital Realty Trust, Inc. may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as

the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•

immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period),

•	default in the payment of principal of or premium on any debt security of that series when due and payable,

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice of such default from the trustee or we and the trustee receive written notice of such default from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture,

•	certain events of bankruptcy, insolvency or reorganization of our company, and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series, and

•

the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver,

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security,

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities,

•	reduce the principal amount of discount securities payable upon acceleration of maturity,

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration),

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security,

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments, or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities, and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof, or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of Digital Realty Trust, Inc.’s stock sets forth certain general terms and provisions of the company’s charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the company’s charter documents, as amended and supplemented from time to time, including any articles supplementary relating to any issuance of preferred stock pursuant to this prospectus. Copies of the company’s existing charter documents are filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Any amendment or supplement to the company’s charter documents relating to an issuance of securities pursuant to this prospectus shall be filed with the SEC and shall be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information.”

In order for the company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

The company’s charter contains restrictions on the ownership and transfer of the common stock, preferred stock and capital stock which are intended to assist the company in complying with these requirements and continuing to qualify as a REIT. The company’s charter provides that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the common stock or of any series of preferred stock, or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the “common stock ownership limit,” the “preferred stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to one of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or any series of the company’s preferred stock or less than 9.8% of the value of the company’s outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, the company’s capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% of the company’s outstanding common stock or a series of the company’s preferred stock or capital stock, as applicable, and thereby subject such stock to the applicable ownership limit.

The company’s board of directors may, in its sole discretion, prospectively or retroactively, waive the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•

determines that such ownership will not cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize the company’s status as a REIT; and

•

determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of the company (or a tenant of any entity owned in whole or in part by the company) that would cause the company to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the company to fail to qualify as a REIT under the Code.

The company’s board of directors may also, in its sole discretion, prospectively or retroactively, waive the preferred stock ownership limit with respect to a particular stockholder if it determines that such ownership will not: (1) cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit, or (2) jeopardize the company’s status as a REIT.

As a condition of the company’s waiver, the company’s board of directors may require an opinion of counsel or IRS ruling satisfactory to the company’s board of directors, and/or representations or undertakings from the applicant with respect to preserving the company’s REIT status.

In connection with a waiver of an ownership limit or at any other time, the company’s board of directors may increase the applicable ownership limit for one or more persons and decrease the applicable ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the common stock, any series of the company’s preferred stock or capital stock, as applicable, exceeds the decreased ownership limit until such time as such person or entity’s percentage ownership equals or falls below the decreased ownership limit; but any further acquisition of the company’s common, preferred or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of the company’s outstanding capital stock.

The company’s charter further prohibits:

•

any person from beneficially or constructively owning shares of the company’s stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause the company to fail to qualify as a REIT; and

•

any person from transferring shares of the company’s capital stock if such transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the company’s stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the company and provide the company with such other information as it may request in order to determine the effect of such transfer on the company’s status as a REIT. The foregoing provisions on transferability and ownership will not apply if the company’s board of directors determines that it is no longer in the company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the company’s charter, if any purported transfer of the company’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by the company’s board of directors or would result in the company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the company. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to the company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust, and the trustee may reduce the amount payable to the purported record transferee upon the sale of the shares transferred to the trustee (as described below) by the amount of any such dividends or other distributions which have not been repaid to the trustee. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limit or the company’s being “closely held” or otherwise failing to qualify as a REIT, then the company’s charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of the company’s stock transferred to the trustee are deemed offered for sale to the company, or the company’s designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of the company’s stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the market price on the date the company, or its designee, accepts such offer. The company may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. The company will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The company has the right to accept such offer until the trustee has sold the shares of the company’s stock held in the trust pursuant to the clauses discussed below. Upon a sale to the company, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If the company does not buy the shares, the trustee must, within 20 days of receiving notice from the company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit or the preferred stock ownership limit, as applicable, and the aggregate stock ownership limit or such other limit as established by the company’s board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by the company that shares of the company’s stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by the company and shall be unaffiliated with the company and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit, the preferred stock ownership limit or the aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by the company with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to the company’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if the company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the company’s board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of the company’s stock set forth in the company’s charter, the company’s board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on the company’s books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner must, on request, provide the company with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the applicable treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner or constructive owner shall, on request, be required to disclose to the company in writing such information as the company may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of the company’s stock on the company’s status as a REIT and to ensure compliance with the common stock ownership limit, the preferred stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by the company’s board of directors.

All certificates representing shares of the company’s common stock and preferred stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of the company that might otherwise result in a premium price for the company’s stock or otherwise be in the best interest of the company’s stockholders.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

The following is only a summary of certain terms and provisions of the Tenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., which we refer to as the partnership agreement, and is subject to, and qualified in its entirety by, the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Voting Rights

Under the partnership agreement, Digital Realty Trust, Inc., as the operating partnership’s sole general partner, exercises exclusive and complete responsibility and discretion in the operating partnership’s day-to-day management and control, can cause the operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions, and may not be removed as general partner by the limited partners. The limited partners do not have voting rights relating to the operating partnership’s operation and management, except in connection with matters, as described more fully below, involving amendments to the partnership agreement and transfers of the general partner’s interest.

The limited partners expressly acknowledged that Digital Realty Trust, Inc., as the operating partnership’s general partner, is acting for the benefit of the operating partnership, its limited partners and Digital Realty Trust, Inc.’s stockholders collectively. Neither Digital Realty Trust, Inc. nor its board of directors is under any obligation to give priority to the separate interests of the limited partners or Digital Realty Trust, Inc.’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of Digital Realty Trust, Inc.’s stockholders on one hand and the operating partnership’s limited partners on the other, Digital Realty Trust, Inc. will endeavor in good faith to resolve the conflict in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners; provided, however, that for so long as Digital Realty Trust, Inc. owns a controlling interest in the operating partnership, any conflict that cannot be resolved in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners will be resolved in favor of Digital Realty Trust, Inc.’s stockholders. Digital Realty Trust, Inc. is not liable under the partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that it has acted in good faith.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, Digital Realty Trust, Inc., as general partner, may not voluntarily withdraw from the operating partnership, or transfer or assign all or any portion of its interest in the operating partnership, without the consent of the holders of a majority of the limited partnership interests. Any transfer of units by the limited partners, except to immediate family members, to a trust for the benefit of a charitable beneficiary, to a lending institution as collateral for a bona fide loan or to an affiliate or member of such limited partner, will be subject to a right of first refusal by Digital Realty Trust, Inc. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by Digital Realty Trust, Inc., as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner) holding a majority of all outstanding units held by limited partners.

As general partner, Digital Realty Trust, Inc. has the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to Digital Realty Trust, Inc.’s obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the partnership agreement;

•

reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for Digital Realty Trust, Inc., as general partner, to maintain its status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner), Digital Realty Trust, Inc., as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the partnership agreement;

•

enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with its role as the operating partnership’s general partner and its operation as a REIT;

•	acquire an interest in real or personal property other than through the operating partnership;

•	withdraw from the operating partnership or transfer any portion of its general partnership interest; or

•	be relieved of its obligations under the partnership agreement following any permitted transfer of its general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. Digital Realty Trust, Inc., as the sole holder of the operating partnership’s series D preferred units, series E preferred units and series F preferred units, receives distributions from the operating partnership with respect to such preferred units in order to make the distributions to series D preferred stockholders, series E preferred stockholders and series F preferred stockholders of Digital Realty Trust, Inc.

Redemption/Exchange Rights

Limited partners have the right to require the operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of Digital Realty Trust, Inc. common stock at the time of the redemption. Alternatively, Digital Realty Trust, Inc. may elect to acquire those units in exchange for shares of Digital Realty Trust, Inc. common stock. Digital Realty Trust, Inc.’s acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Digital Realty Trust, Inc. presently anticipates that it will elect to issue shares of its common stock in exchange for units in connection with each redemption request, rather than having the operating partnership redeem the units for cash. With each redemption or exchange, Digital Realty Trust, Inc.’s percentage ownership interest in the operating partnership increases. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of Digital Realty Trust, Inc. common stock being issued, any person’s actual or constructive stock ownership would exceed Digital Realty Trust, Inc.’s ownership limits, or any other limit as provided in its charter or as otherwise determined by its board of directors.

In addition, if the number of units delivered by a limited partner for redemption exceeds 9.8% of Digital Realty Trust, Inc.’s outstanding common stock and $50.0 million in gross value (based on a unit value equal to the trailing ten-day daily price of Digital Realty Trust, Inc. common stock) and Digital Realty Trust, Inc. is eligible to file a registration statement on Form S-3 under the Securities Act, then it may also elect to redeem the units with the proceeds from a public offering or private placement of its common stock. In the event it elects this option, Digital Realty Trust, Inc. may require the other limited partners also to elect whether or not to participate. If it does so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash the operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of Digital Realty Trust, Inc. common stock, if exchanging the common units for shares of Digital Realty Trust, Inc. common stock would violate the ownership limits set forth in Digital Realty Trust, Inc.’s charter.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As the operating partnership’s sole general partner, Digital Realty Trust, Inc. has the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, Digital Realty Trust, Inc. may issue additional shares of its common stock or convertible securities, but only if it causes the operating partnership to issue to it partnership interests or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s interests issued are substantially similar to the economic interests of the securities that Digital Realty Trust, Inc. has issued.

Tax Matters

Digital Realty Trust, Inc. is the operating partnership’s tax matters partner and, as such, it has authority to make tax elections under the Code on the operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The operating partnership’s net income will generally be allocated to Digital Realty Trust, Inc. to the extent of the accrued preferred return on its preferred units, and then to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective percentage interests in the common units issued by the operating partnership. Net loss will generally be allocated to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective common percentage interests in the operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to Digital Realty Trust, Inc. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

In addition, Digital Realty Trust, Inc. may from time to time issue long-term incentive units, which are also referred to as profits interest units, to persons who provide services to the company for such consideration or for no consideration as it may determine to be appropriate, and admit such persons as limited partners. The long-term incentive units are similar to the operating partnership’s common units in many respects and rank pari passu with the operating partnership’s common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to Digital Realty Trust, Inc. or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

We may also from time to time issue class C profits interest units, or class C units, to persons who provide services to us for such consideration or for no consideration as we may determine to be appropriate. If all applicable performance and other vesting conditions are satisfied with respect to a class C unit, the class C unit will be treated in the same manner as the long-term incentive units issued by us. Class C units are not entitled to quarterly distributions prior to the satisfaction of all applicable performance conditions. Class C units are subject to the same conditions as other long-term incentive units with respect to achieving full parity with common units.

Operations

The partnership agreement provides that Digital Realty Trust, Inc., as general partner, will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is our net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that the operating partnership will assume and pay when due, or reimburse Digital Realty Trust, Inc. for payment of all costs and expenses relating to the operating partnership’s operations, or for the operating partnership’s benefit.

Termination Transactions

The partnership agreement provides that Digital Realty Trust, Inc. may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of its common stock, which we refer to as a termination transaction, unless in connection with a termination transaction:

(i)	it obtains the consent of the holders of at least 35% of the operating partnership’s common units, long-term incentive units and class C units (including units held by it), and

(ii)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of Digital Realty Trust, Inc. common stock into which each unit is then exchangeable, and

•

the greatest amount of cash, securities or other property paid to the holder of one share of Digital Realty Trust, Inc. common stock in consideration of one share of Digital Realty Trust, Inc. common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Digital Realty Trust, Inc. common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of Digital Realty Trust, Inc. common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	the following conditions are met:

•

substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•

the holders of common units, long-term incentive units and class C units own a percentage interest of the surviving partnership based on the relative fair market value of the operating partnership’s net assets and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•

the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•

the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to paragraph (A) in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and Digital Realty Trust, Inc. common stock.

Term

The operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with the operating partnership’s terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies Digital Realty Trust, Inc., as general partner, and its officers, directors, employees, agents and any other persons it may designate from and against any and all claims arising from operating partnership’s operations in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•

the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, Digital Realty Trust, Inc., as the operating partnership’s general partner, and its officers, directors, agents or employees, are not liable or accountable to the operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as Digital Realty Trust, Inc. acted in good faith.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS OF DIGITAL REALTY TRUST, INC.

The following summary of certain provisions of Maryland law and of Digital Realty Trust, Inc.’s charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the company’s charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Company’s Board of Directors

The company’s bylaws provide that the number of directors of the company may be established by the company’s board of directors but may not be fewer than the minimum number permitted under the MGCL or more than 15. Except as may be provided by the company’s board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Each of the company’s directors is elected by the company’s common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of the company’s common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of the common stock will be able to elect all of the company’s directors. Additionally, in the event that the company is in arrears on dividends on the company’s series D preferred stock, series E preferred stock or series F preferred stock for six or more quarterly periods, whether or not consecutive, holders of the company’s series D preferred stock, series E preferred stock or series F preferred stock, as the case may be, voting as a single class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to the company’s board for a limited time.

Removal of Directors

The company’s charter provides that a director may be removed only for cause (as defined in the company’s charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the company’s board of directors to fill vacant directorships, precludes stockholders from (1) removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees. In addition, any director elected to the company’s board by the holders of the company’s preferred stock may only be removed by a vote of preferred stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The company’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the company’s board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of the company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with the company that may not be in the best interest of the company’s stockholders without compliance by the company with the super-majority vote requirements and the other provisions of the statute. The company cannot assure you that its board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the company’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The company’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the company’s stock. The company cannot provide you any assurance that its board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board of directors, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, the company has elected to provide that vacancies on its board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the company’s charter and bylaws unrelated to Subtitle 8, the company already requires a two-thirds vote for the removal of any director from the board of directors, vests in the board of directors the exclusive power to fix the number of directorships and requires, unless called by the executive chairman of the company’s board of directors, or the company’s president, chief executive officer or board of directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter that may be properly considered at a meeting of stockholders to call a special meeting.

Amendments to the Company’s Charter and Bylaws

The company’s charter generally may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of an amendment that would materially and adversely affect the company’s series D preferred stock, series E preferred stock or series F preferred stock, the consent of two-thirds of the outstanding shares of the company’s series D preferred stock, series E preferred stock or series F preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred is also required. However, the company’s charter’s provisions regarding removal of directors may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. The company’s board of directors has the exclusive power to adopt, alter or repeal any provision of the company’s bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

The company may not merge with or into another company, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of any such transaction that would materially and adversely affect the company’s series D preferred stock, series E preferred stock or series F preferred stock, the company will also require the consent of two-thirds of the outstanding shares of the company’s series D preferred stock, series E preferred stock or series F preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred, provided, however, that if, upon the occurrence of such a transaction, series D preferred stock, series E preferred stock or series F preferred stock, as the case may be, remains outstanding with materially unchanged terms, taking into account that the company may not be the surviving entity, then the transaction will not be deemed to materially and adversely affect the company’s series D preferred stock, series E preferred stock or series F preferred stock. Furthermore, the company will not require the consent of series D, series E or series F preferred stockholders if, pursuant to such a transaction, series D, series E or series F preferred stockholders receive the greater of the full trading price of the series D preferred stock, series E preferred stock or series F preferred stock, as the case may be, on the date of the transaction or the liquidation preference.

Dissolution of the Company

The dissolution of the company must be declared advisable by a majority of the company’s entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The company’s bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of individuals for election to the company’s board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to the company’s notice of the meeting;

•	by or at the direction of the company’s board of directors; or

•

by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures set forth in the company’s bylaws.

•

with respect to special meetings of stockholders, only the business specified in the company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to the company’s board of directors may be made only:

•	by or at the direction of the company’s board of directors; or

•

provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting and in the election of each individual so nominated who has complied with the advance notice provisions set forth in the company’s bylaws.

The advance notice procedures of the company’s bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to the company’s corporate secretary at the company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the company’s preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific time, on the later of the 120th day prior to the date of such annual meeting, as originally covened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

The provisions of the company’s charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for holders of the company’s common stock or otherwise be in their best interest. Likewise, if the company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL not already applicable to the company, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

The company’s charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the company’s common stock or any series of preferred stock or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Restrictions on Ownership and Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The company’s charter authorizes the company to obligate it and the company’s bylaws obligate it, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the company and at the company’s request, serves or has served at another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by the company’s charter and bylaws shall vest immediately upon election of a director or officer.

The company’s charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

The partnership agreement provides that the company, as general partner, and the company’s officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Indemnification and Limitation of Liability.” The company has also entered into indemnification agreements with each of its executive officers and directors that obligate the company to indemnify them to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax considerations regarding our company and holders of our capital stock. For the purposes of this discussion, references to “we,” “our” and “us” mean only Digital Realty Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	The Internal Revenue Code of 1986, as amended, or the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-United States tax consequences, or any tax consequences arising under any federal tax other than the income tax, associated with the purchase, ownership, or disposition of our capital stock or the operating partnership’s debt securities, or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our capital stock or the operating partnership’s debt securities, including the federal, state, local, non-United States and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and the holders of certain of its securities. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 2004, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated federal income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, entities we own that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•

Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Other countries may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-United States tax liability. However, there can be no complete assurance that we will be able to eliminate our non-United States tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These share ownership and transfer restrictions are described under “Restrictions on Ownership and Transfers” in this prospectus, and a description of the share ownership and transfer restrictions is also contained in or incorporated by reference in the relevant prospectuses pursuant to which we have offered such securities from time to time. These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and most of the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We own an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below, and their operations will be subject to the provisions described above. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) from investments relating to real property or mortgages on real property, including “rents from real property,” interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain designated hedges of indebtedness and certain foreign currency gains recognized after July 30, 2008) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of the value of such property.

Income we receive that is attributable to the rental of parking spaces at the properties will generally constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and in the future we may invest in additional entities or properties located outside the United States. In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the gross income tests was unclear, though the IRS had indicated that REITs could apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constituted qualifying income under the income tests. As a result, we anticipate that any foreign currency gains we recognized on or prior to July 30, 2008 with respect to rents from any property located outside the United States were qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008 to the extent attributable to specified assets or items of qualifying income or gain for purposes of the 75% or 95% gross income test, however, generally will not constitute gross income for purposes of the applicable test, and therefore will be exempt from such test, provided we do not deal in or engage in substantial and regular trading in securities, which we have not done and do not intend to do.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies (including any related net foreign currency gain recognized after July 30, 2008), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our taxable REIT subsidiaries may provide services to our tenants. We intend to set the fees paid to our taxable REIT subsidiaries for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% (20% for taxable years beginning before January 1, 2009) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership owns 100% of the stock of certain corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded and will not exceed 25% (or 20% for taxable years beginning before January 1, 2009) of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value of such assets.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for our taxable year beginning on January 1, 2009 and all taxable years thereafter, a change caused by changes in the foreign currency exchange rate used to value foreign assets). If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property in order to meet the distribution requirements, while preserving our cash.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for federal income tax purposes. If our operating partnership or a subsidiary partnership or limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. The operating partnership agreement generally provides that items of operating income will be allocated to us to the extent of the accrued preferred return on our preferred units and then to the holders of common units in proportion to the number of common units held by each such unitholder. Items of operating loss will generally be allocated first to the holders of common units in proportion to the number of common units held, and then to us with respect to our preferred units. Certain limited partners have agreed to guarantee debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of long-term incentive units and class C units may be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common units. This special allocation of gain is intended to enable the holders of long-term incentive units and class C units to convert such units into common units.

Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company, must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities

The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of our capital stock and the operating partnership’s debt securities. This summary assumes you hold shares of our capital stock or the operating partnership’s debt securities as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our capital stock or the operating partnership’s debt securities through a partnership or other pass-through entity;

•	holders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	non-United States corporations or partnerships, and persons who are not residents or citizens of the United States;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons holding our capital stock or the operating partnership’s debt securities as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	United States persons whose functional currency is not the United States dollar.

If you are considering purchasing our capital stock or the operating partnership’s debt securities, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our capital stock or the operating partnership’s debt securities arising under the laws of any state, local or non-United States taxing jurisdiction.

When we use the term “U.S. holder,” we mean a holder of shares of our capital stock or the operating partnership’s debt securities who, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If you hold shares of our capital stock or the operating partnership’s debt securities and are not a U.S. holder, a partnership or an entity classified as a partnership for United States federal income tax purposes, you are a “non-U.S. holder.”

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares of our capital stock or the operating partnership’s debt securities, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our capital stock or the operating partnership’s debt securities are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Holders of our Capital Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long term capital gains which are to be included in our stockholders’ long term capital gains, based on the allocation of the capital gains amount which would have resulted if those undistributed long term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our capital stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by the Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Capital Stock. If a U.S. holder sells or disposes of shares of capital stock, except as set forth below under “Redemption or Repurchase by Us”, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares of capital stock for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. holder recognizes loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete termination” of the U.S. holder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” A U.S. holder’s adjusted basis in the redeemed or repurchased shares of the stock for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the federal income tax consequences of a redemption or repurchase of our capital stock.

If a redemption or repurchase of shares of our stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Capital Stock.”

Foreign Accounts. Certain future payments made to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our capital stock and the effective date of such provision. See “United States Federal Income Tax Considerations—Foreign Accounts.”

Information Reporting and Backup Withholding. We are required to report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Holders of our Capital Stock.”

Taxation of Tax-Exempt Holders of our Capital Stock

Dividend income from us and gain arising upon a sale of our shares of capital stock generally will not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt holder. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on the transfer and ownership of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of our Capital Stock

The following discussion addresses the rules governing United States federal income taxation of the purchase, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or non-United States tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-United States income tax laws on the purchase, ownership, and disposition of shares of our capital stock, including any reporting requirements.

Distributions Generally. Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business (through a United States permanent establishment, where applicable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business (through a United States permanent establishment, where applicable) will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold United States federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted basis of the holder’s capital stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted basis in such capital stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to United States federal income taxation, unless:

(1)	the investment in our stock is treated as effectively connected with the non-U.S. holder’s United States trade or business (through a United States permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a non-United States corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty, as discussed above; or

(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (reduced by certain capital losses).

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 15% (20% in the case of taxable years beginning after December 31, 2012) to the extent provided in Treasury Regulations) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. The amount withheld is creditable against the non-U.S. holder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders would be able to offset as a credit against their United States federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual United States federal income tax liability. If we designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Our Capital Stock. Gain recognized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our capital stock generally will not be subject to United States taxation unless such stock constitutes a URSPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation”, or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a “domestically controlled qualified investment entity.” In addition, because most of our capital stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our capital stock is treated as effectively connected with the non-U.S. holder’s United States trade or business (through a United States permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of our capital stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). The preceding sentence shall not apply to a non-U.S. holder if the non-U.S. holder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of stock as “regularly traded,” as defined by applicable Treasury Regulations.

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain arising from the sale or other taxable disposition by a non-U.S. holder of such capital stock would not be subject to United States taxation under FIRPTA as a sale of a USRPI if:

(1)	such class of capital stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)	such non-U.S. holder owned, actually and constructively, 5% or less of such class of capital stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of the applicable class of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock would be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Taxation of Holders of the Operating Partnership’s Debt Securities

The following summary describes certain material United States federal income tax consequences of acquiring, owning and disposing of debt securities issued by the operating partnership. This discussion assumes the debt securities will be issued with no more than a de minimis amount of original issue discount for United States federal income tax purposes. In addition, this discussion is limited to persons purchasing the debt securities for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the debt securities is sold to the public for cash).

U.S. Holders

Interest. A U.S. holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the debt securities in accordance with such holder’s method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of the Debt Securities. A U.S. holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a debt security equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. holder’s adjusted tax basis in the debt security. A U.S. holder’s adjusted tax basis in a debt security (or a portion thereof) generally will be the U.S. holder’s cost therefor decreased by any payment on the debt security other than a payment of qualified stated interest. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the debt securities for more than one year at the time of such disposition. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the debt securities or proceeds upon the sale or other disposition of such debt securities (including a redemption or retirement of the debt securities). Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•	in the case of interest payments, such holder is notified by the IRS of a failure to properly report payments of interest or dividends; or

•

in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding.

A U.S. holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Interest. Interest paid to a non-U.S. holder on its debt securities that is not effectively connected with such holder’s conduct of a United States trade or business will not be subject to United States federal withholding tax, provided that:

•	such holder does not actually or constructively own a 10% or greater interest in the operating partnership’s capital or profits;

•	such holder is not a controlled foreign corporation with respect to which the operating partnership is a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(a) the non-U.S. holder certifies in a statement provided to the operating partnership or its paying agent, under penalties of perjury, that it is not a United States person within the meaning of the Code and provides its name and address, (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt securities on behalf of the non-U.S. holder certifies to the operating partnership or its paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a United States person and provides the operating partnership or its paying agent with a copy of such statement or (c) the non-U.S. holder holds its debt securities directly through a “qualified intermediary” and certain conditions are satisfied.

A non-U.S. holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a United States trade or business and the holder provides the operating partnership with appropriate certification (as discussed below under “—Non-U.S. Holders—United States Trade or Business”).

If a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder generally will be subject to a 30% United States federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the non-U.S. holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. holder must generally complete an IRS Form W-8BEN (or applicable successor form) and claim the reduction or exemption on the form.

Sale or Other Taxable Disposition of the Debt Securities. A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a debt security unless (1) the gain is effectively connected with the conduct by the non-U.S. holder of a United States trade or business (and, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such non-U.S. holder) and (2) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are met. Gain described in (1) above will be subject to tax in the manner described below under “—United States Trade or Business.” A Non-U.S. holder described in (2) above will be subject to a 30% tax on the individual’s capital gains (reduced by certain capital losses).

United States Trade or Business. If interest paid on a debt security or gain from a disposition of a debt security is effectively connected with a non-U.S. holder’s conduct of a United States trade or business (and, if an income tax treaty applies, the non-U.S. holder maintains a United States permanent establishment to which such amounts are generally attributable), the non-U.S. holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. If a non-U.S. holder is subject to United States federal income tax on the interest on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally on IRS Form W-8ECI). A non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a debt security or gain from a disposition of a debt security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the corporation of a United States trade or business.

Backup Withholding and Information Reporting. A non-U.S. holder generally will not be subject to backup withholding and information reporting with respect to payments that the operating partnership makes to the non-U.S. holder, provided that the operating partnership does not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder has given the operating partnership the statement described above under “Non-U.S. Holders—Interest.” In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of the operating partnership’s debt securities (including a retirement or redemption of such debt securities) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, the operating partnership may be required to report annually to the IRS and to the non-U.S. holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s United States federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Rates

The maximum tax rate for non-corporate taxpayers for capital gains, including certain “capital gain dividends,” is generally 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate). Capital gain dividends will only be eligible for the rates described above to the extent they are properly designated by the REIT as “capital gain dividends.” The maximum tax rate for non-corporate taxpayers for income that the REIT properly designates as “qualified dividend income” is generally 15%. In general, dividends payable by REITs are not eligible for the 15% tax rate on qualified dividend income, except to the extent that the taxpayer satisfies certain holding requirements with respect to the REIT’s stock and the REIT’s dividends are attributable to dividends received from certain taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). For taxable years beginning after December 31, 2012, the 15% capital gains tax rate is currently scheduled to increase to 20% and the rate applicable to dividends is currently scheduled to increase to the tax rate then applicable to ordinary income. In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Tax on Unearned Income. Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends, interest on and capital gains from the sale or other disposition of stock or debt obligations for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our capital stock or debt securities.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends and interest on, and gross proceeds from the sale or other disposition of, our capital stock or debt securities paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012 (other than interest payments made on certain debt securities discussed below), the IRS has issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends or interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock or debt securities on or after January 1, 2015. Because we may not know the extent to which a distribution is a dividend for United States federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. In addition, although these rules currently would not apply to debt securities outstanding on March 18, 2012, the Proposed Treasury Regulations extend the date of their initial application and indicate that this withholding tax would not apply to debt securities outstanding on January 1, 2013.

The Proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

Other Tax Consequences

State, local and non-United States income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-United States jurisdiction, or any federal tax other than the income tax. Prospective investors should consult their tax advisor regarding the effect of state, local and non-United States tax laws with respect to our tax treatment as a REIT and on an investment in our capital stock or our operating partnership’s debt securities.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder pursuant to a registration rights agreement to be entered into by us with such selling securityholders or otherwise, information about such selling securityholders, their beneficial ownership of the securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

PLAN OF DISTRIBUTION

We, or selling securityholders, may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than the common stock, which is listed on the NYSE). If the company sell any shares of the common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us or our operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our operating partnership in the ordinary course of business.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the securities covered by this prospectus. Latham & Watkins LLP, San Francisco, California has issued an opinion to us regarding certain matters with respect to the validity of the debt securities and guarantees covered by this prospectus. Latham & Watkins LLP, Los Angeles, California, has issued an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statement of revenue and certain expenses of the New England Portfolio for the year ended December 31, 2009 has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to the fact that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and is not intended to be a complete presentation of revenue and expenses.

The combined statement of revenue and certain expenses of the Rockwood Predecessor Data Centers for the year ended December 31, 2009 incorporated by reference in this prospectus has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon. Such combined statement of revenue and certain expenses of the Rockwood Predecessor Data Centers is incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

9,000,000 Shares

5.875% Series G Cumulative Redeemable

Preferred Stock

(Liquidation Preference $25.00 per Share)

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

Wells Fargo Securities

Citigroup

Credit Suisse

Deutsche Bank Securities

J.P. Morgan

Raymond James

RBC Capital Markets

Stifel

HSBC

Mitsubishi UFJ Securities

Scotiabank

US Bancorp

April 2, 2013